Exhibit 10.18

PURCHASE AND SALE AGREEMENT

MARLIN ENERGY, L.L.C.

AS SELLER

AND

ENERGY XXI GULF COAST, INC.

AS BUYER

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

iii

EXHIBITS AND SCHEDULES

Exhibit A	Leases and Subject Interests, Working Interests and Net Revenue Interests
Exhibit B	Surface Agreements
Exhibit C	Wells
Exhibit D-1	Operational Contracts, Preferential Rights and Consents to Assign
Exhibit D-2	Miscellaneous Agreements
Exhibit E	Excluded Assets
Exhibit F	Allocated Values
Exhibit G	Form of Assignment
Exhibit H	Form of Transition Agreement
Exhibit I	Form of Limited Non-Competition Agreement
Exhibit J	Form of Escrow Agreement
Exhibit K	Form of Insurance Assignment

6.01(a)	Jurisdictions Where Qualified
6.01(f)	Suits and Claims
6.01(i)	Production Imbalances
6.01(p)	Current Commitments/AFEs
6.01(r)	Royalties
6.01(s)	Status of Leases
6.01(t)	Unfulfilled Drilling Obligations
6.01(v)	Non-Consent Operations
6.01(x)	Operated Properties
6.01(y)	Plugging and Abandonment Obligations
6.01(z)	Insurance
6.01(ff)	Bonds etc.
13.01(e)	Plans
13.02(h)	Retained Litigation
13.02(l)	Retained Obligations for Plugging and Abandonment and Site Clearance

Table of Defined Terms

Term	Section
AAA	4.08(b)
Additional Funds	2.02(a)
AFE(s)	6.01(p)
Affiliate	13.05(b)
Agreement	Preamble
Allocated Value(s)	2.03
Acquisition Date	6.02
Assets	1.02
Assignment	11.08(a)
Assumed Obligations	13.01
Benefit Plans	6.01(ee)
Buyer	Preamble
Buyer Parent	8.06
Buyer’s Auditor	8.06
Casualty Loss	14.03(b)
Claims	13.05(a)
Closing	11.01
Closing Date	11.01
Code	2.03
Contracts	1.02(e)
Deductible	13.10
Deposit	2.02
Documents	15.03
Escrow Agent	2.02(a)
Escrow Agreement	2.02(a)
Exchange Act	8.06
Effective Time	3.01
Environmental Defect	5.03
Environmental Defect Value	5.03(d)
Environmental Examination Period	5.01
Environmental Laws	5.03
Environmental Obligations	13.04
ERISA	6.01(ee)
ERISA Affiliate	6.01(ee)
Excluded Assets	1.03
Extended Closing Date	11.01
Facilities	1.02(d)
FCC	8.07
Filings	8.06
Final Settlement Date	11.05(a)
Final Statement	11.05(b)
Futures/Swaps	6.01(q)
Governmental Authority	4.07(a)

Hydrocarbons	1.02(d)
includes	15.13(e)
Independent Expert	4.08(a)
Initial Deposit	2.02
Insurance Assignment	11.08(f)
Interest Rate	4.04(b)
Joining Affiliate	15.09(b)
knowledge	15.13
Leases	1.02(a)
Limited Non-Competition Agreement	11.11
Limited Partner Interest	Preamble
Marketable Title	4.02
Marlin GP	Preamble
Marlin GP Membership Interests	Preamble
Marlin Offshore	Preamble
Marlin Offshore Membership Interests	Preamble
Material Contracts	6.01(o)
Material Seller Breach	12.02(f)
Membership Interests	Preamble
Miscellaneous Contracts	1.02(e)
MMS	4.07(a)
Money Rates	4.04(b)
NORM	14.02
Net Revenue Interest	Preamble to Exhibits and Schedules
Notice of Disagreement	11.05(a)
Operational Contracts	1.02(e)
Partnership	Preamble
Party or Parties	Preamble
Permits	1.02(c)
Permitted Encumbrances	4.05
Plans	13.01(e)
Plugging and Abandonment Obligations	13.03
Production Imbalances	6.01(i)
PUD Location	4.01(b)
PUD Well	4.01(b)
Purchase Price	2.01
Purchase Price Adjustments	11.03(c)
Other Transaction	2.05(c)
Qualified Intermediary	2.04
Records	1.02(f)
Retained Litigation	13.02(h)
Retained Obligations	13.02
Scheduled Closing Date	11.01
SEC	8.06
Securities	Preamble
Securities Act	8.06

2

Securities Laws	8.06
Seller	Preamble
Seller Failure	12.02(b)
Seller Material Adverse Effect	6.01(l)
Seller’s Letters of Credit	4.07(b)
Single Environmental Defect Threshold	5.04(a)
Single Title Benefit Threshold	4.11
Single Title Defect Threshold	4.09
Speaks Contracts	6.01(o)(ii)
SMB	4.07(a)
Statement	11.04(b)
Subject Bond	4.07(b)
Subject Interest or Subject Interests	1.02(a)
Surface Agreements	1.02(b)
Target Entity or Target Entities	Preamble
Taxes	6.01(g)
Tax Return	6.01(g)
Title Benefit	4.10(a)
Title Benefit Value	4.10(a)
Title Defect	4.02
Title Defect Value	4.03(b)
Title Examination Period	4.01
Transition Services Agreement	11.11
Warranty Well	4.01(b)
Wells	1.02(d)
Working Interest	Preamble to Exhibits and Schedules

3

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 21st day of February 2006, by and between Marlin Energy, L.L.C., a Delaware limited liability company (“Seller”), and Energy XXI Gulf Coast, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is the owner of 100% of the outstanding membership interests in each of Marlin Energy Offshore, L.L.C. (“Marlin Offshore”) and Marlin Texas GP, L.L.C. (“Marlin GP”); and

WHEREAS, Seller is the sole limited partner and Marlin GP is the sole general partner of Marlin Texas, L.P. (the “Partnership” and together with Marlin GP and Marlin Offshore, the “Target Entities” and each, a “Target Entity”); and

WHEREAS, as of the Closing, Marlin Offshore and the Partnership will collectively own the Assets (as hereinafter defined) but only the Assets and no other property of any kind or nature; and

WHEREAS, Seller desires to sell and Buyer desires to purchase all of the membership interests in Marlin Offshore (the “Marlin Offshore Membership Interests”) and Marlin GP (the “Marlin GP Membership Interests” and together with the Marlin Offshore Membership Interests, the “Membership Interests”) and all of the limited partner interest in the Partnership (the “Limited Partner Interest” and together with the Membership Interests, the “Securities”), all upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01. Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase the Securities. It is hereby expressly acknowledged by the Parties that Buyer has valued the purchase of the Securities as if the Assets (together with the limited partner interest in the Partnership) were the only assets owned by the Target Entities. For this reason, but subject to the remaining provisions of this Section 1.01, the Parties acknowledge that it is their desire that the transaction be structured so that, after the Closing, Buyer is not entitled to receive and the Target Entities shall not hold any property of any kind or nature other than the Assets in connection with the transactions contemplated hereby (with Seller expressly retaining and being entitled to a distribution of all of the assets and properties of the Target Entities other than the Assets in accordance with the terms of this Agreement). Notwithstanding anything to the contrary in this Agreement, except for those Excluded Assets described on Exhibit F or in Sections 1.03(a) through and including 1.03(y), the Parties intend that, after the Closing, the

Target Entities will own those assets and properties that the Target Entities currently own and use primarily in connection with the ownership and/or operation of the Subject Interests and Wells.

Section 1.02. Assets. Subject to Section 1.03, as used herein, the term “Assets” shall mean the following:

(a) the undivided interests set forth in Exhibit A (or if no interests are set forth in such Exhibit with respect to the leases hereinafter described, all of the Target Entities’ right, title and interest) in and to the oil, gas and mineral leases described in Exhibit A (collectively, the “Leases”), and any other oil, gas and mineral leasehold interests, overriding royalty interests, non-working or carried interests, operating rights, record title and other similar interests held by the Target Entities in the Leases (collectively, the “Subject Interests” or, singularly, a “Subject Interest”), together with all of the Target Entities’ (i) rights with respect to any pooled, communitized or unitized interest by virtue of any Subject Interest being a part thereof, and (ii) all Hydrocarbon production after the Effective Time from the Subject Interests, and from any such pool or unit and allocated to any such Subject Interest;

(b) all easements, rights-of-way, servitudes, surface leases, surface use agreements and other rights or agreements related to the use of the surface and subsurface (the “Surface Agreements”), in each case to the extent used in connection with the ownership or operation of the Subject Interests and held by any Target Entity, including but not limited to those recorded agreements described in Exhibit B hereto, together with all fixtures and improvements situated upon such real property and used in the ownership or operation of the Subject Interests and held by the Target Entities;

(c) all permits, licenses, franchises, consents, approvals and other similar rights and privileges (the “Permits”), in each case to the extent used in connection with the ownership or operation of the Subject Interests and held by any Target Entity;

(d) all other real, personal and mixed, movable and immovable property, including without limitation, structures, platforms, facilities, equipment, machinery, fixtures, spare parts, inventory and other personal property used primarily in connection with the ownership or operation of the Assets by any Target Entity or in connection with the production, treatment, compression, gathering, transportation, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, “Hydrocarbons”), and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, including all wells drilled on lands covered by the Subject Interests or lands pooled or unitized therewith (whether producing, shut in or abandoned, and whether for production, produced water injection or disposal, or otherwise), including but not limited to those described in Exhibit C (collectively, the “Wells”), wellhead equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, and facilities (collectively the “Facilities”);

(e) all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farmout and farmin agreements, operating agreements,

service agreements, unit agreements, gas gathering and transportation agreements and other contracts, agreements and arrangements to which any of the Target Entities are a party that relate to the Assets, including but not limited to (i) those described in Exhibit D-1 hereto, (collectively the “Operational Contracts”), and (ii) the equipment leases and rental contracts, service agreements, supply agreements and other contracts, agreements and arrangements described in Exhibit D-2 hereto (collectively the “Miscellaneous Contracts”, and together with the Operational Contracts collectively, the “Contracts”);

(f) all books, records, files, maps, databases, geological and geophysical data, muniments of title, reports and similar documents and materials that in each case solely relates to the foregoing interests in the possession of, and maintained by, any of the Target Entities or Seller for the benefit of the Target Entities (the “Records”); provided, however, that to the extent that such Records are held by Seller on behalf of the Target Entities and such Records also relate to any Excluded Assets, Seller shall retain the originals and provide Buyer with copies thereof;

(g) all claims and causes of action in favor of any Target Entity arising from acts, omissions or events related to, or damage to or destruction of, the Assets occurring on or after the Effective Time;

(h) to the extent and only to the extent that they relate primarily to the Assumed Obligations and do not relate to any Retained Obligation or any other matter with regard to which Seller has an indemnification obligation hereunder; provided, however, if Seller had an indemnification obligation hereunder with respect thereto but such indemnification obligation has expired then there shall be no qualification other than that such matter relates primarily to the Assumed Obligations:

(A) all claims and causes of action (other than audit rights and under insurance policies) in favor of any Target Entity arising from acts, omission or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time; and

(B) all claims and causes of action (other than audit rights) in favor of any Target Entity arising under or with respect to any of the Contracts (other than insurance policies) that are attributable to periods of time prior to the Effective Time;

(i) insurance proceeds received by Seller or the Target Entities to the extent that such proceeds are paid (now or in the future) to reimburse Seller and/or the Target Entities for expenditures incurred and paid after the Effective Time with respect to the forgoing interests (even if such casualty or other losses relating thereto occurred prior to the Effective Time); and

(j) insurance proceeds received by Seller or the Target Entity pertaining to casualty losses or other insured events (in each case) relating to the Assets and that are attributable to periods of time after the Effective Time;

(k) each of Seller’s and each Target Entity’s proprietary technology, computer software, patents, trade secrets and copyrights, (i) to the extent used with respect to the Assets and in no other place or with respect to no other assets, (ii) located on the lands covered by a Lease or the lands covered by a Surface Agreement and (iii) the costs of which have been charged to any other co-owner in such lands, and all of Seller’s or the Target Entities’ rights to SempCheck software;

(l) each of Seller’s and each Target Entity’s hardware located on any Lease or with respect to which the costs thereof have been charged to co-owners of the lands covered by the Leases or Surface Agreements; and

(m) each of Seller’s and each Target Entity’s software licenses and any hardware related thereto used in connection with the Assets and with respect to which the costs thereof have been charged to co-owners of the lands covered by the Leases or Surface Agreements.

Section 1.03. Excluded Assets. Notwithstanding the foregoing and without limitation, the term “Assets” shall not include, and there is excepted, reserved and excluded from the transactions contemplated hereby (collectively, the “Excluded Assets”) any interest of any of the Target Entities in those assets, interests, rights and properties described in Exhibit E, together with:

(a) all certificates of deposit, note receivable, trade credits and all accounts, and negotiable instruments with respect to any period of time prior to the Effective Time;

(b) all claims and causes of action (excluding those relating to insurance) in favor of either Seller or any of the Target Entities with respect to the other Excluded Assets or that relate to the Retained Obligations or matters for which Seller has an indemnity obligation hereunder that is unexpired and, except to the extent that the following constitute an Asset pursuant to Section 1.02(h) hereof, (i) all claims and causes of actions (excluding those relating to insurance and to audit rights) arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time, or (ii) arising under or with respect to any of the Contracts (other than insurance policies or with respect to audit rights) that are attributable to periods of time prior to the Effective Time (including claims for indemnity, adjustments or refunds);

(c) all rights and interests of any Seller or any of the Target Entities (i) under any policy or agreement of insurance or the proceeds thereof, (ii) under any bond, or (iii) to any condemnation proceeds or awards, (in each case) arising from acts, omissions or events, or damage to or destruction of property, relating to any Excluded Assets, that relate to the Retained Obligations or matters for which Seller has an indemnity obligation hereunder that is unexpired or, except to the extent that any of the foregoing constitute an Asset under 1.02(i) and 1.02(j), relating to the Assets and occurring prior to the Effective Time;

(d) all audit rights arising under any Contract or otherwise (in each case) with respect to any period prior to the Effective Time;

(e) all Hydrocarbons produced from or otherwise attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of such Hydrocarbons, and all tax credits attributable thereto;

(f) all claims in favor of any Seller or any of the Target Entities for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement;

(g) all amounts due or payable to any Seller or any of the Target Entities as adjustments to insurance premiums (not proceeds) related to the Assets with respect to any period prior to the Effective Time;

(h) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time (less and except Production Imbalances), or (ii) any other Excluded Assets;

(i) any interest of Seller or any of the Target Entities in all vehicles and other rolling stock;

(j) except to the extent any of the following constitute an Asset under Section 1.02(k), all of each Seller’s and each Target Entity’s proprietary technology, computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(k) all documents and instruments of Seller that may be protected by an attorney-client or other privilege and all of Seller’s files maintained by its attorneys and accountants and, to the extent related to any Excluded Assets, Seller’s files maintained by any engineers;

(l) each Target Entity’s files maintained by its attorneys that (i) are not necessary in connection with the litigation of any Claim related to the Assets which is not a Retained Obligation or with respect to which Buyer is not indemnified hereunder; provided that Seller is not in breach of its obligation to indemnify Buyer for such Retained Obligation or otherwise with respect to such Claim or (ii) relate to any Excluded Assets;

(m) data, information and other property, rights or interests of (i) Seller that cannot be disclosed to Buyer as a result of confidentiality or similar arrangements or (ii) Seller or any of the Target Entities that relate to any other Excluded Assets;

(n) all audit rights with respect to any other Excluded Asset, and, except to the extent that any of the following rights constitutes an Asset under Section 1.02(h), all rights that arise under any of the Contracts or otherwise with respect to any period prior to the Effective Time,

(o) all corporate, tax and financial records and bank accounts of Seller,

(p) all federal tax records, consolidated financial statements, financial records not related to the Assets and bank accounts of any Target Entity; provided, however, that this Section 1.03(p) shall not be construed to exclude any lease operating or revenue statements that relate to the Assets;

(q) any and all seismic data and information;

(r) the sublease agreement by and between Marlin Offshore and Devon covering Seller’s and the Target Entities’ corporate offices;

(s) the Kingdom software and equipment related thereto and the Ogsys software and database;

(t) all assets of Seller or the Target Entities located in Seller’s corporate offices (including furniture, fixtures and equipment) other than the Contracts, the Records and other items described in Section 1.02(m);

(u) except to the extent that the following constitutes an Asset under Section 1.02(k), 1.02(l) or 1.02(m), any hardware and all software licenses and any hardware related thereto (in each case) relating to the other Excluded Assets or any Asset;

(v) all documents prepared or received by Seller or any Target Entity with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or any Target Entity, (ii) bids submitted by other prospective purchasers of the Assets or Securities, (iii) analyses by Seller or any Target Entities or any advisor (including professional service provides) thereof of any bids submitted by any prospective purchaser, (iv) correspondence between or among each of Seller or any Target Entity and its respective representatives (including, professional service providers), and any prospective purchaser other than Buyer and (v) correspondence between each of Seller or any Target Entity or any of its respective representatives (including, professional service providers) with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement;

(w) all files of the Target Entities that are currently held by accountants of the Target Entities and any files of the Target Entities that are related to the Excluded Assets and held by any engineer;

(x) all documents of any kind related to the Excluded Assets;

(y) any master service contract of any Target Entity unless listed on Exhibits D-1 and D-2; and

(z) any other assets of the Target Entities not described in Section 1.02 or that are expressly carved out in Section 1.02.

All of such foregoing Excluded Assets shall be transferred from the Target Entities to the Seller prior to or as of the Closing, without warranty of any kind (express, implied or statutory) and without any liability to Buyer or any Target Entity. No action taken in accordance with this Section 1.03 shall be considered as a violation of any other provision of this Agreement.

ARTICLE II

Purchase Price

Section 2.01. Purchase Price. The total consideration for the purchase, sale and assignment of the Securities to Buyer is Buyer’s cash payment to Seller at Closing (“Purchase Price”) of the sum of FOUR HUNDRED TWENTY ONE MILLION FIFTY EIGHT THOUSAND AND SEVEN HUNDRED DOLLARS AND NO/100 ($421,058,700) as adjusted in accordance with the provisions of this Agreement.

Section 2.02. Deposit.

(a) Concurrently with the execution of this Agreement by Buyer and Sellers, Buyer shall deliver a deposit by wire transfer to JPMorganChase Bank, N.A. (“Escrow Agent”) in an amount equal to Five Hundred Thousand and no/100 Dollars ($500,000) (the “Initial Deposit”) to hold in an interest bearing account pursuant to the terms of this Agreement and the Escrow Agreement attached hereto as Exhibit J (the “Escrow Agreement”). On or before the tenth (10th) day following the date hereof, Buyer shall have the right to increase the Initial Deposit by an additional Nine Million Five Hundred Thousand and no/100 Dollars ($9,500,000) (the “Additional Funds”), by delivering such amount by wire transfer to the Escrow Agent. Should Buyer in fact so increase the Initial Deposit within such ten (10) day period by such amount, then the provisions of Section 2.05 hereof shall be disregarded in their entirety and be of no force or effect, the intention of the Parties being that this Agreement be construed as if such Section was not a part hereof. All monies placed with the Escrow Agent pursuant to this Section 2.02 shall accrue interest in accordance with the Escrow Agreement from the date such monies are deposited with the Escrow Agent until the earlier of the Scheduled Closing Date or the termination of this Agreement. Thereafter, if the Deposit is delivered to Seller to hold because Buyer has extended the Closing in accordance with Section 11.02, Seller shall hold such Deposit but such monies shall accrue no interest from the Scheduled Closing Date until the Extended Closing Date. All monies placed with the Escrow Agent pursuant to this Section 2.02 plus any such accrued interest shall be included in the term “Deposit.” All fees payable to the Escrow Agent under the Escrow Agreement shall be borne and paid one-half by Buyer and one-half by Seller.

(b) If the transactions contemplated by this Agreement are consummated on or before the Scheduled Closing Date, the Deposit shall be distributed to Seller by the Escrow Agent as payment of a portion of the Purchase Price (and Seller and Buyer shall deliver joint instructions to the Escrow Agent to accomplish the foregoing), and the amount payable by Buyer at the Closing shall be reduced by the amount of the Deposit. If the Buyer extends the Closing in accordance with Section 11.02 and the transactions contemplated by this Agreement are consummated after the Scheduled Closing Date but on or before the Extended Closing Date, the Deposit shall be retained by Seller as payment of a portion of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by the amount of the Deposit. If the transactions contemplated by this Agreement are not consummated, the provisions of Section 12.02 shall apply.

Section 2.03. Allocated Value(s). The Purchase Price is assigned among the Assets, as set forth in Exhibit F (the “Allocated Value(s)”), to be used solely to compute any adjustments to the Purchase Price pursuant to the provisions of Article IV and for no other purpose. Notwithstanding anything contained herein to the contrary, Seller is not acknowledging that the Allocated Value(s) set forth on Exhibit F represent the fair market value of the Assets.

Section 2.04. Section 1031 Like Kind Exchange. Seller shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. If Seller assigns all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to Seller’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by Seller) into a qualified escrow or qualified trust account at Closing as directed in writing. Seller and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not release any Party from any of its respective liabilities and obligations hereunder, and that neither Party represents to the other that any particular tax treatment will be given to either as a result thereof.

Section 2.05. Additional Funds Provision. Irrespective of any act or omission on the part of Seller or breach by Seller of any representation, warranty, covenant or agreement of Seller contained herein, in the event that Buyer does not contribute the Additional Funds within the period of time set forth in Section 2.02(a), then the following provisions shall be applicable:

(a) Any and all references to $1,000,000 and $5,000,000 contained in Section 12.02(b) and Section 12.02(d) shall automatically and without any action by any Party be changed to $500,000;

(b) The text of Section 11.03(a)(vi) shall be deleted and the following language shall be substituted in lieu thereof:

(vi) an amount equal to interest at 7% on $421,058,700, for the period from and including January 1, 2006 to but excluding the Closing Date.

(c) During the period from the date hereof up until the Closing or the earlier termination of this Agreement, prior to Buyer discussing any transaction (an “Other Transaction”) with a third party involving (i) the purchase of oil and gas and related assets from a person other than Seller, (ii) a stock or equity interest acquisition other than the Securities, or (iii) a merger or other combination or restructuring transaction with any person other than the Seller or an Affiliate of Buyer, Buyer shall promptly notify Seller. Buyer may negotiate and execute a memorandum of understanding or similar document and negotiate a purchase and sale agreement in connection with any such Other Transaction but may not execute such purchase and sale agreement until such time as the Closing and, should the Closing not occur, for a period of one year after the termination of this Agreement, Buyer shall be prohibited from closing the Other Transaction. Other than with respect to an Other Transaction that Buyer has notified Seller of in accordance with this Section 2.05(c), during the period from the date hereof up until the

Closing or the earlier termination of this Agreement, Buyer shall not, directly or indirectly, discuss, seek or consider (i) the purchase of oil and gas and related assets from a person other than Seller, (ii) a stock or equity interest acquisition other than the Securities, or (iii) a merger or other combination or restructuring transaction with any person other than the Seller.

ARTICLE III

Effective Time

Section 3.01. Effective Time. For purposes of determining adjustments to the Purchase Price in accordance with the provisions of Article XI, the effective date of the transaction shall be 12:01 a.m. local time at the location of the Assets on 1st day of January 2006 (the “Effective Time”).

ARTICLE IV

Title Matters

Section 4.01. Title Examination Period.

(a) For a period of forty five (45) days following the execution of this Agreement, but in any event, no later than 5:00 p.m. local time in Lafayette, Louisiana on April 7, 2006 (the “Title Examination Period”), Seller shall permit Buyer and/or its representatives to examine, at reasonable times during normal business days and hours and in Seller’s and the Target Entities’ offices, all abstracts of title, title opinions, title files, ownership maps, Lease, Warranty Well and division order files, assignments, operating and accounting records and all Surface Agreements, Permits, Contracts and other agreements pertaining to the Assets or under which the Target Entities will be liable as of the Closing insofar as same may now be in existence and in the possession or control of Seller or any of the Target Entities, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller, the Target Entities or such data (provided that Seller shall use its reasonable efforts to cause such restrictions to be waived). Notwithstanding anything contained herein to the contrary, in no event shall Buyer have access to or be entitled to review any abstracts of title, title opinions, title files, ownership maps, lease, Well and division order files, assignments, operating and accounting records and all Surface Agreements, Permits, Contracts and other agreements pertaining to the Excluded Assets.

(b) For purposes of this Article IV, the following terms shall have the following meanings:

“PUD Location” means for each PUD Well identified on Exhibit F, the leases identified on Exhibit F as being associated with such PUD Well subject to any depth restriction set forth for such Leases in Exhibit A.

“PUD Well” means a well identified on Exhibit F to be drilled in the future upon a PUD Location which (for the purposes of determining Marketable Title thereto, and any Title Defects or Title Benefits associated therewith, pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence at or prior to the date of this Agreement.

“Warranty Well” means a Well or a PUD Well, as the context requires.

Section 4.02. Title Defects. The term “Title Defect” means any encumbrance, encroachment or defect in a Target Entity’s ownership of a Lease and/or Warranty Well that causes the Target Entities not to have Marketable Title to such Lease and/or Warranty Well, provided that an Allocated Value has been assigned to such Lease and/or Warranty Well. The term “Marketable Title” means such ownership by the Target Entities in a Lease and/or Warranty Well that, subject to and except for the Permitted Encumbrances:

(a) entitles the Target Entities to receive not less than the percentage set forth in Exhibit A and/or Exhibit F as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Lease and/or Warranty Well, all without reduction, suspension or termination of such interest throughout the productive life of such Lease and/or Warranty Well, except as specifically set forth in such Exhibit A and/or Exhibit F;

(b) obligates the Target Entities to bear not greater than the percentage set forth in Exhibit A and/or Exhibit F as the Working Interest of the costs and expenses relating to the maintenance, development and operation of such Lease and/or Warranty Well, all without increase throughout the productive life of such Lease and/or Warranty Well, except as specifically set forth in Exhibit A and/or Exhibit F and without a proportionate increase in corresponding Net Revenue Interest; and

(c) is free and clear of all liens and encumbrances.

Section 4.03. Notice of Title Defects.

(a) During the Title Examination Period, if Buyer obtains knowledge of any Title Defect affecting any Lease and/or Warranty Well for which an Allocated Value has been assigned, then Buyer shall notify Seller of such alleged Title Defect on or before the expiration of the Title Examination Period; provided that Buyer will assert any such alleged Title Defect that exceeds the Single Title Defect Threshold as soon as reasonably practicable upon making the determination to assert such Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Seller prior to the expiration of the Title Examination Period, (iii) describe the Title Defect in reasonable specific detail (including any alleged variance in the Net Revenue Interest or Working Interest), (iv) identify the specific Lease or Leases and/or Warranty Well or Warranty Wells affected by such Title Defect, (v) contain copies of all written data, title opinions and other documents and written information in Buyer’s possession directly relating to the alleged Title Defect and its determination of the Title Defect Value, and (vi) include the Title Defect Value, as reasonably determined by Buyer in good faith. Any matters, including those identified by Buyer during the Title Examination Period, that constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances. Upon the receipt of such effective notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing and shall have the right in its sole discretion to postpone the Scheduled Closing Date up to thirty (30) days beyond the date specified in Section 11.01 to facilitate such cure (and the term “Scheduled Closing Date” shall be amended to be the date so extended by Seller).

(b) The value attributable to each Title Defect that is asserted by Buyer in the Title Defect notices (the “Title Defect Value”) shall be determined based upon the criteria set forth below:

(i) If the Title Defect is a lien upon any such Lease and/or Warranty Well, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Lease and/or Warranty Well.

(ii) If the Title Defect asserted is that the Net Revenue Interest attributable to any Lease and/or Warranty Well is less than the Net Revenue Interest for such Lease and/or Warranty Well set forth in Exhibit A and/or Exhibit F, then the Title Defect Value is the product of the Allocated Value attributed to such Lease, multiplied by a fraction, the numerator of which is the difference between such Net Revenue Interest set forth in Exhibit A and/or Exhibit F and the actual Net Revenue Interest for such Lease and/or Warranty Well, and the denominator of which is such Net Revenue Interest set forth in Exhibit A and/or Exhibit F.

(iii) If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Lease and/or Warranty Well (including any increase in Working Interest for which there is not a proportionate increase in the corresponding Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Lease and/or Warranty Well, the portion of the Lease and/or Warranty Well affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Lease and/or Warranty Well, if any, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

(iv) If a Title Defect does not adversely affect a Lease and/or Warranty Well throughout the entire productive life of such Lease and/or Warranty Well, such fact shall be taken into account in determining the Title Defect Value.

(v) The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi) Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Lease(s) and/or Warranty Well(s) affected thereby.

(vii) Such other factors as are reasonably necessary to make a proper evaluation.

Section 4.04. Remedies for Title Defects.

(a) With respect to each Title Defect that is not cured on or before the Closing, except as otherwise provided in this Section 4.04 and in Section 4.09, the Purchase Price shall be reduced, subject to Section 4.09, by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller acting reasonably.

(b) If on or before Closing the Parties have not agreed upon the validity of any asserted Title Defect, the Title Defect Value attributable thereto and/or Seller’s cure of same, either Party shall have the right to elect to have the validity of such Title Defect, cure of same and/or such Title Defect Value determined by an Independent Expert pursuant to Section 4.08. If the validity of any asserted Title Defect, cure of same, or the Title Defect Value attributable thereto, is not determined before Closing, the Purchase Price paid at Closing shall be reduced by the Title Defect Value of such disputed Title Defect or Title Defect Value. Upon the final resolution of such dispute, the difference (if any) between the Title Defect Value by which the Purchase Price was reduced and the Title Defect Value determined by the Independent Expert, if any, found to be attributable to any such Title Defect (which is, as a result of the resolution of the dispute, considered to be cured) shall, subject to Section 4.08, be promptly paid to Seller by Buyer, together with interest on such amount at the Interest Rate as accrued from the Closing Date until the date of payment. The term “Interest Rate” shall mean the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the execution date hereof (or if not published on such date, such rate as was then last published).

Section 4.05. Permitted Encumbrances. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(a) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses not yet delinquent that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts not yet delinquent arising in the ordinary course of business;

(b) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(c) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the Contracts and any other agreements, instruments, documents and other matters described or referred to in any Exhibit or Schedule hereto or that create or reserve to the Target Entities their interest in the Assets; provided, that, such matters (i) do not operate to (A) reduce the Net Revenue Interest in any Lease and/or Warranty Well below the Net Revenue Interest reflected in Exhibit A and/or Exhibit F hereto, (B) increase the share of costs and expenses of the maintenance, development or operation of any Lease and/or Warranty Well above the Working Interest reflected in Exhibit A and/or Exhibit F hereto, unless there is a proportionate increase in the corresponding Net Revenue Interest or (C) materially adversely affect or impair the ownership, use or operation of such Assets as they are currently owned, used or operated;

(d) any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of any Governmental Authority;

(e) any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by the Target Entities or over which the Target Entities own rights-of-way, easements, permits or licenses (in each case) that do not materially adversely affect or impair the ownership, use or operation of such Assets as they are currently owned, used or operated;

(f) all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production of Hydrocarbons created or in existence as of the Effective Time, whether recorded or unrecorded, that do not operate to reduce the Net Revenue Interests set forth in Exhibit A and/or Exhibit F, or increase the Working Interests set forth in Exhibit A and/or Exhibit F without a proportionate increase in the corresponding Net Revenue Interests;

(g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the direct or indirect sale, transfer or conveyance of the Assets that are customarily obtained subsequent to such sale or conveyance;

(h) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom; provided, that, such matters do not operate to (i) reduce the Net Revenue Interest in any Lease and/or Warranty Well below the Net Revenue Interest reflected in Exhibit A and/or Exhibit F, (ii) increase the share of costs and expenses of the maintenance, development or operation of any Lease and/or Warranty Well above the Working Interest reflected in Exhibit A and/or Exhibit F, unless there is a proportionate increase in the corresponding Net Revenue Interest or (iii) materially adversely affect or impair the ownership, use or operation of such Assets as they are currently owned, used or operated;

(i) rights reserved to or vested in any Governmental Authority to control or regulate any of the Leases or units included in the Assets and the applicable laws, rules, and regulations of any such Governmental Authority;

(j) all defects and irregularities affecting the Assets which individually or in the aggregate (i) do not operate to (A) reduce the Net Revenue Interest in any Lease and/or Warranty Well below the Net Revenue Interest reflected in Exhibit A and/or Exhibit F, or

(B) increase the share of costs and expenses of the maintenance, development or operation of any Lease and/or Warranty Well above the Working Interest reflected in Exhibit A and/or Exhibit F, unless there is a proportionate increase in the corresponding Net Revenue Interest, or (ii) do not materially adversely affect or impair the ownership, use or operation of such Assets as they are currently owned, used or operated;

(k) conventional rights of reassignment arising upon decision to surrender or abandon an interest;

(l) liens related to any debt facility of Seller or its Affiliates to be released at or prior to Closing by Seller without any cost to Buyer or the Target Entities;

(m) preferential purchase rights and similar contractual provisions affecting such Assets; and

(n) the Retained Production Payment set forth in Section 2.5 of that certain Purchase and Sales Agreement dated January 16, 2004 between Daimon Partners I and Daimon Partners V and Marlin Texas, L.P.; and the limited term Net Profits Interest set forth in Schedule 2.1 of that certain Purchase and Sales Agreement dated May 14, 2004 between the J. M. Huber Corporation and Marlin Energy Offshore, L.L.C.

Section 4.06. Preferential Rights To Purchase and Consents.

(a) After consultation with Buyer, prior to Closing, Seller shall use its reasonable efforts, but without any obligation to incur any material cost or expense in connection therewith, to comply with all preferential right to purchase provisions relative to any Asset and applicable in connection with the transactions contemplated hereby. Prior to the Closing, Seller shall promptly notify Buyer if any preferential purchase rights are exercised, waived or if the requisite period has elapsed without said rights having been exercised. If a third party, who has been offered the right to purchase an interest in any Asset pursuant to a preferential right to purchase, timely elects prior to Closing to purchase such Assets pursuant to such offer, then the Asset or part thereof so affected will be eliminated from the Assets, shall become an Excluded Asset hereunder, and the Purchase Price shall be reduced by the Allocated Value of such Asset. Simultaneously with the Closing, Seller shall cause the Target Entities to transfer such additional Excluded Asset to the third party exercising such preferential right to purchase pursuant to the terms of the agreement creating such preferential purchase right.

(b) In the event the time period in which a preferential right which has been noticed has not expired by Closing and the third party holder of the preferential right has not exercised or waived its right within such period, (i) the affected Asset shall be excluded from the purchase and sale provided for herein, (ii) the affected Asset shall become an Excluded Asset hereunder, (iii) the Purchase Price shall be reduced by the Allocated Value of the affected Asset, and (iv) subject to Section 12.01(f) hereof, Closing shall occur. Prior to the Closing, Seller shall cause the Target Entities to transfer such Excluded Asset to Seller or its designee in accordance with the requirements of Section 1.03 hereof. If, after Closing, the third party does not elect to exercise its right of preferential purchase, waives such right, or is deemed to have waived its right or if, within six (6) months of the Closing, a third party who has elected to exercise its right of preferential purchase fails to close and no dispute therewith is currently existing, then, within ten (10) days after Buyer receives notice from Seller of such waiver or non-election or failure to close, the Parties shall close on the affected Asset and the provisions of this Agreement shall apply to the affected Asset and the closing thereof mutatis mutandis.

Section 4.07. Governmental Authority; Bonds.

(a) For purposes of this Agreement, the term “Governmental Authority” shall mean any federal, state, local, administrative authority, government, department, court, commission, board, bureau, ministry, agency, or other instrumentality of the same or political subdivision exercising or entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority. The term “MMS” shall mean the United States Department of Interior Minerals Management Service Gulf of Mexico Region and the term “SMB” shall mean the State of Louisiana State Mineral Board. Buyer agrees promptly after Closing to take all actions required of it by the MMS and the SMB and any and all other applicable Governmental Authorities to obtain all requisite regulatory approvals, if any, with respect to this transaction.

(b) Subject to the Seller’s obligations under Section 8.01(g)(iii), Buyer agrees that at or before Closing it will either (i) (A) have assumed Seller’s guaranty and indemnity obligations with respect to all bonds currently held by the Target Entities and required by the MMS and SMB and any and all other applicable Governmental Authorities to enable the Target Entities to own and/or operate the Assets; (B) have caused the Seller to be released from such guaranty and indemnity obligations with no further liability thereunder or if the holder thereof refuses to so release Seller, post an irrevocable letter of credit from a bank satisfactory to the Seller for the face amount of any bonds (the “Subject Bonds”) where Seller has not been released as of closing from such guaranty or indemnity obligation, or other financial assurance reasonably satisfactory to Seller in order to support Seller’s obligations under such guaranty or indemnity obligation; provided that if Buyer has not caused Seller to be released as guarantor and indemnitor of any of the Subject Bonds by 45 days after Closing, Buyer will pay Seller a fee of seven percent (7%) per annum on the face amount of each Subject Bond where Seller remains obligated; and (C) have posted a replacement letter of credit for the beneficiaries of the letters of credit posted by Seller and set forth on Schedule 6.01(ff) (“Seller’s Letters of Credit”), and have caused Seller’s Letters of Credit to be returned as of Closing or if not so returned post a letter of credit to support Seller’s Letters of Credit, in each case without any cost or liability to Seller, or (ii) have purchased and posted on behalf of the Target Entities any and all letters of credit, bonds, supplemental bonds, sureties, guarantees, other securities or other financial assurances required by the MMS, the SMB and any and all other applicable Governmental Authorities to enable the Target Entities to own and/or operate the Assets. Except for those indemnity obligations, letters of credit, bonds, supplemental bonds, sureties, guarantees, other securities or other financial assurances for which Buyer has provided a back-up letter of credit to fully cover Seller’s obligations thereunder, from and after Closing, Buyer acknowledges that the Seller shall not have any obligation to continue to post, hold or otherwise guarantee or have any indemnification obligation with respect to (or to cause any of the Target Entities to do any of the foregoing) any letters of credit, bonds, supplemental bonds, sureties, guarantees, other securities or other financial assurances required by the MMS, the SMB or any other applicable Governmental Authority pertaining to the Target Entities and the Assets.

Section 4.08. Independent Experts.

(a) Any disputes regarding Title Defects, Title Defect Values, Title Benefits, Title Benefit Values, Environmental Defects, Environmental Defect Values, and the calculation of any Statement, or revisions thereto, may as herein provided be submitted by a Party, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert shall be selected by the Parties (acting reasonably and in good faith) within fifteen (15) days following the effective date of said notice and shall be a person who is independent, impartial, and knowledgeable in the subject matter and substantive laws involved. Each Party shall bear its own costs and expenses incurred in connection with any such proceeding, and one-half (1/2) of the costs and expenses of the Independent Expert. If the Parties are unable to select an Independent Expert, the matter shall be referred in writing to a designated parallel member of senior management of each Party for resolution by such members of senior management within ten (10) days after receipt of notice of the dispute.

(b) Any disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association (“AAA”) in effect at the time of the dispute. The Independent Expert shall resolve the dispute in accordance with the governing law selected by the Parties in Section 15.10 below and shall be instructed by the Parties to resolve such dispute as soon as reasonably practicable in light of the circumstances using (if applicable) the terms and provisions of this Agreement with respect to title and environmental matters as guidance. The decision and award of the Independent Expert shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c) All proceedings under this Section 4.08 shall be conducted in Lafayette, Louisiana or such other mutually agreed location.

Section 4.09. Limitation of Remedies for Title Defects. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Title Defect Value for a given Title Defect, in each case as determined pursuant to Section 4.03(b) or Section 4.08, does not exceed $25,000 (the “Single Title Defect Threshold”), then no adjustment to the Purchase Price shall be made for such Title Defect, (b) if the aggregate Title Defect Values of all Title Defects that were not cured prior to Closing and that exceed the Single Title Defect Threshold does not exceed $500,000, then no adjustment of the Purchase Price shall be made therefore, and (c) if the aggregate Title Defect Values of all Title Defects that were not cured prior to Closing and that exceed the Single Title Defect Threshold exceeds $500,000, then the Purchase Price shall only be adjusted by the amount of such excess above $500,000. All Title Defects asserted by Buyer pursuant to this Article IV shall constitute Permitted Encumbrances, whether or not an adjustment to the Purchase Price is made with respect thereto in accordance with this Article IV. In no event shall any Title Defect Value exceed the Allocated Value for the affected Asset. Subject to the termination provisions of Section 12.01(f), notwithstanding anything to the contrary in this

Agreement, the Purchase Price Adjustment provided for in this Article IV shall be Buyer’s sole and exclusive remedy for any Title Defects.

Section 4.10. Remedies for Title Benefits.

(a) If during the Title Examination Period, Buyer discovers any Title Benefit affecting the Leases, it shall promptly notify Seller in writing thereof. If during the Title Examination Period Seller discovers any Title Benefit affecting the Leases, it shall promptly notify Buyer in writing thereof. Seller shall be entitled to an upward adjustment to the Purchase Price with respect to all Title Benefits in an amount (the “Title Benefit Value”) mutually agreed upon by the Parties determined in accordance with the criteria set forth in the definition of the term Title Benefit Value. The term “Title Benefit” shall mean any Target Entity’s Net Revenue Interest in any Lease and/or Warranty Well that is greater than or in addition to the Net Revenue Interest set forth in Exhibit A and/or Exhibit F, or any Target Entity’s Working Interest in any Lease and/or Warranty Well is less than the Working Interest set forth in Exhibit A and/or Exhibit F (without a proportionate decrease in the Net Revenue Interest).

(b) If on or before Closing the Parties have not agreed upon the validity of any asserted Title Benefit and/or the Title Benefit Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Benefit and/or Title Benefit Value determined by an Independent Expert pursuant to Section 4.08. If the validity of any asserted Title Benefit or the Title Benefit Value attributable thereto is not determined before Closing, the Purchase Price paid at Closing shall be increased by the Title Benefit Value of such disputed Title Benefit or Title Benefit Value determined by Buyer, acting reasonably and in good faith, and, upon the final determination of such dispute (i) Seller shall refund to Buyer the amount, if any, by which the amount so paid by Buyer at Closing exceeds such Title Benefit Value or (ii) Buyer shall pay to Seller the amount, if any, by which such Title Benefit Value exceeds the amount so paid by Buyer at Closing, in each case with interest at the Interest Rate as accrued from the Closing Date until the date of payment.

Section 4.11. Limitation of Remedies for Title Benefits. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Title Benefit Value, in each case as determined pursuant to Section 4.04 or as otherwise provided herein, does not exceed $25,000 (the “Single Title Benefit Threshold”), then no adjustment to the Purchase Price shall be made for such Title Benefit, (b) if the aggregate Title Benefit Values of all of the Title Benefits that were discovered prior to the end of the Title Examination Period and that exceed the Single Title Benefit Threshold does not exceed $500,000, then no adjustment of the Purchase Price shall be made therefor, and (c) if the aggregate Title Benefit Values of all Title Benefits that were discovered prior to the end of the Title Examination Period and that exceed the Single Title Benefit Threshold exceeds $500,000, then the Purchase Price shall only be adjusted by the amount of such excess above $500,000. The Purchase Price Adjustment provided for in this Article IV shall be Seller’s sole and exclusive remedy for any Title Benefits.

ARTICLE V

Environmental Defects

Section 5.01. Inspection of Assets. For a period of forty five (45) days following the execution of this Agreement, but in any event, no later than 5:00 p.m. local time in Lafayette, Louisiana on April 7, 2006 (the “Environmental Examination Period”), and thereafter until Closing, Seller shall allow Buyer, or use reasonable efforts to cause Buyer to have, reasonable access to the Assets for the purpose of inspecting the environmental and physical condition of the same. To the extent Seller has the authority to grant such right (and Seller shall use its reasonable efforts to cause third party operators to grant such right), Buyer shall have the right to conduct environmental reviews related to the environmental and physical condition of the Assets so long as the tests do not unreasonably interfere with the operation of the Assets. Buyer shall keep the results of all such reviews and tests confidential pursuant to the terms of the Confidentiality Agreement and shall provide the results of the same to Seller. BUYER’S ACCESS TO THE ASSETS SHALL BE AT BUYER’S SOLE RISK, COST AND EXPENSE AND BUYER SHALL FOREVER RELEASE SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, MEMBERS, MANAGERS, PARTNERS, OFFICERS, EMPLOYEES AND AGENTS FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR IN CONNECTION WITH BUYER’S EXERCISE OF ITS RIGHTS UNDER THIS SECTION 5.01, INCLUDING WITHOUT LIMITATION, CLAIMS RELATING TO (A) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, (B) DAMAGE TO OR LOSS OF ANY PROPERTY OR RESOURCE, (C) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, OR (E) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF SELLER, ITS AFFILIATES OR THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, OFFICERS, EMPLOYEES AND AGENTS; PROVIDED, HOWEVER, THIS INDEMNITY OBLIGATION AND RELEASE SHALL NOT APPLY TO ANY CLAIM THAT ARISES OUT OF OR RESULTS FROM ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER OR ITS AFFILIATES. In connection with the foregoing, Buyer shall provide evidence promptly after the execution of this Agreement, that Buyer has general public liability and property damage insurance for the operation of its business (including, but not limited to, inspecting the Target Entities, the Securities and the Assets) in the amount of at least $1,000,000 per person, $1,000,000.00 property damage, total $2,000,000.00 per occurrence, which policy shall cover the Target Entities and Seller as additional insureds as well as the Buyer.

Section 5.02. Waiver. IF THE CLOSING OCCURS, BUYER HEREBY ACKNOWLEDGES THAT, AS OF THE CLOSING, IT HAS HAD AN ADEQUATE OPPORTUNITY TO CONDUCT INVESTIGATIONS ASSOCIATED WITH THE ENVIRONMENTAL AND PHYSICAL CONDITION OF THE ASSETS. BUYER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT TO THE PURCHASE PRICE, MAKE A CLAIM AGAINST SELLER OR SEEK INDEMNIFICATION FROM SELLER ASSOCIATED WITH THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE ASSETS EXCEPT IN ACCORDANCE WITH SECTION 5.04 BELOW AND EXCEPT FOR BUYER’S REMEDIES IN CONNECTION WITH A BREACH OF SELLER’S REPRESENTATION AND WARRANTY SET FORTH IN SECTION 6.01(M). BUYER REPRESENTS THAT IT HAS

HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE WAIVER PROVISION CONTAINED IN THIS SECTION 5.02, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

Section 5.03. Notice of Environmental Defect. The term “Environmental Laws” shall mean all applicable laws, rules, regulations and orders pertaining to health or safety of the environment. Upon discovery by Buyer of an occurrence(s) or circumstance(s) affecting the ownership or operation of one or more of the Assets which results in such affected Assets not being in compliance with Environmental Laws (“Environmental Defect”), Buyer shall provide Seller with written notice of such Environmental Defect on or before the end of the Environmental Examination Period; provided that if Buyer determines it will assert such Environmental Defect at an earlier date, Buyer will notify Seller as soon as reasonably practicable. The notice shall include:

(a) the Asset affected by the asserted Environmental Defect;

(b) Buyer’s basis for the assertion of such Environmental Defect;

(c) copies of any and all written data, tests results or reports collected or prepared in support of the asserted Environmental Defect; and

(d) Buyer’s good faith estimate of the amount required to remediate the asserted Environmental Defect (the “Environmental Defect Value”).

(e) Subject to Buyer’s remedies for a breach of Seller’s express representations and warranties set forth in Section 6.01(m), any Environmental Defect that is not disclosed to Seller prior to the expiration of the Environmental Examination Period shall conclusively be deemed waived by Buyer for all purposes.

Section 5.04. Remedies for Environmental Defects.

(a) The Purchase Price shall be adjusted downward by any Environmental Defect Value that is determined in accordance with the procedures set forth in this Section 5.04. Notwithstanding anything contained in this Agreement to the contrary but subject to Buyer’s remedies for a breach of Seller’s representations and warranties set forth in Section 6.01(m), the Purchase Price adjustment provided in this Section 5.04 shall be Buyer’s sole and exclusive remedy for any and all Environmental Defects related to the Assets. Buyer shall not be entitled to assert any particular Environmental Defect unless the Environmental Defect Value of such Environmental Defect is greater than $25,000 (the “Single Environmental Defect Threshold”). Buyer shall not be entitled to any Purchase Price Adjustment for any Environmental Defect unless and until the aggregate of all Environmental Defect Values of all Environmental Defects that exceed the Single Environmental Defect Threshold exceeds an amount equal to $500,000.

(b) Any downward adjustment to the Purchase Price made in accordance with this Article V shall be limited to the amount by which the sum of all Environmental Defect Values of all Environmental Defects that exceed the Single Environmental Defect Threshold exceeds $500,000. Upon timely delivery of notice of an Environmental Defect, Buyer and Seller shall meet and use their reasonable good faith efforts to agree on the validity of the claim, the Environmental Defect Amount or some other form of mutually acceptable resolution to the Environmental Defect.

(c) With respect to each Environmental Defect that is not cured on or before the Closing, except as otherwise provided in this Section 5.04, the Purchase Price shall be reduced by an amount equal to the Environmental Defect Value agreed upon in writing by Buyer and Seller acting reasonably.

(d) If on or before Closing the Parties have not agreed upon the validity of any asserted Environmental Defect and/or the Environmental Defect Value attributable thereto and/or Seller’s cure of same, either Party shall have the right to elect to have the validity of such Environmental Defect, cure of same and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 4.08. If the validity of any asserted Environmental Defect, cure of same or the Environmental Defect Value attributable thereto, is not determined before Closing, the Purchase Price paid at Closing shall be reduced by virtue of the Environmental Defect Value of such disputed Environmental Defect or Environmental Defect Value. Upon the final resolution of such dispute the difference (if any) between the Environmental Defect Value by which the Purchase Price was reduced and the Environmental Defect Value determined by the Independent Expert, if any, found to be attributable to any such Environmental Defect (which is, as a result of the resolution of the dispute, considered to be cured) the difference shall, subject to Section 5.04, be promptly paid to Seller by Buyer, together with interest on such amount at the Interest Rate as accrued from the Closing Date until the date of payment.

ARTICLE VI

Representations and Warranties of Seller

Section 6.01. Representations and Warranties. Seller represents and warrants to Buyer that:

(a) Existence of Seller and Target Entities.

(i) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which such qualification is required by law, except where the failure to qualify would not have a Seller Material Adverse Effect. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(ii) Marlin Offshore is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Marlin Offshore is duly licensed or qualified to do business as a foreign limited liability company in the jurisdictions set forth in Schedule 6.01(a) and in all jurisdictions in which such qualification is required by law, except where the failure to qualify would not have a Seller Material Adverse Effect. Marlin Offshore has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(iii) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The Partnership is duly licensed or qualified to do business as a foreign limited partnership in the jurisdictions set forth in Schedule 6.01(a) and in all jurisdictions in which such qualification is required by law, except where the failure to qualify would not have a Seller Material Adverse Effect. The Partnership has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(iv) Marlin GP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Marlin GP is duly licensed or qualified to do business as a foreign limited partnership in the jurisdictions set forth in Schedule 6.01(a) and in all jurisdictions in which such qualification is required by law, except where the failure to qualify would not have a Seller Material Adverse Effect. Marlin GP has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(v) Seller has furnished or made available to Buyer copies of the organizational documents of each of the Target Entities.

(b) Legal Power and No Conflicts. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i) any provision of Seller’s or the Target Entities’ articles or certificate of incorporation, bylaws and other governing documents;

(ii) except for any provisions customarily contained in oil and gas agreements relating to maintenance of uniformity of interest provisions, preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller or any Target Entity is a party or by which Seller or any Target Entity or their respective assets are bound; or

(iii) any judgment, order, ruling or decree applicable to Seller or any Target Entity as a party in interest or any law, rule or regulation applicable to Seller or any Target Entity.

(c) Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite limited liability company action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

(d) Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer or any Target Entity has or will have any liabilities or obligations (contingent or otherwise).

(e) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Seller’s knowledge threatened against Seller or any Target Entity.

(f) Suits and Claims. Except as set forth in Schedule 6.01(f), there is no suit, action, written claim or proceeding by any person or entity or by any administrative agency or Governmental Authority pending against any of the Target Entities in any legal, administrative or arbitration proceeding or, to Seller’s knowledge, threatened against Seller or any Target Entity that will materially affect Seller’s ability to consummate the transactions contemplated herein or that could affect the title to, or the operations or value of, the Securities or the Assets.

(g) Taxes.

(i) All Tax Returns which were required to be filed by or with respect to any of the Target Entities (or by Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable) have been duly and timely filed and all such Tax Returns were true correct and complete in all material respects, (ii) all Taxes required to be paid by any of the Target Entities (or by Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable) have been timely paid in full, (iii) all Tax withholding and deposit requirements imposed on any of the Target Entities (or on Seller and Seller’s Affiliates with respect to any Tax withholding and deposit requirements for which any of the Target Entities may be liable) have been satisfied in full in all respects, and (iv) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of any of the Target Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Each Target Entity is currently treated as a disregarded entity for United States federal income tax purposes.

(iii) There are no claims against any Target Entity for any Taxes (or against Seller or any Affiliate of Seller with respect to any Tax for which any of the Target Entities may be liable), and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any such Tax.

(iv) There are no audits or examinations currently being conducted by any Governmental Authority with respect to any Tax Returns filed by or with respect to any of the Target Entities (or with respect any Tax Returns filed by Seller or any Affiliate of Seller relating to Taxes for which any of the Target Entities may be liable).

(v) For purposes of this Agreement, (A) “Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, unclaimed property and escheat obligations, estimated taxes, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (B) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(h) Take-or-Pay Arrangements. No Target Entity has received any prepayments or buydowns, or entered into any take-or-pay arrangements, such that such Target Entity was obligated after the Effective Time or will be obligated after the Closing Date to make deliveries of gas from the Leases and/or Wells without receiving full payment therefore, or make refunds of amounts previously paid under such contracts or arrangements.

(i) Production Imbalances. The Production Imbalances reflected on Schedule 6.01(i) are, to Seller’s knowledge, (A) all of the material Production Imbalances affecting the Assets as of dates set forth on such Schedule, and (B) true and correct in all material respects. For purposes hereof, “Production Imbalances” means all gas imbalances and make-up obligations related to the Assets regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise.

(j) Preferential Rights and Required Consents. To Seller’s knowledge, Exhibit D-1 contains (i) all rights or agreements that may permit any person or entity to purchase or acquire one or more of the Leases or other Assets, and (ii) all material required consents, approvals or authorizations of, or notifications to, any person or entity (excluding any of the foregoing customarily obtained following Closing), in each case, that are applicable to the transactions contemplated hereby.

(k) No Investment Company. No Target Entity is (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject in any respect to the provisions of that act.

(l) Absence of Certain Changes. Since the Effective Time and, except for the transfer of the Excluded Assets to Seller or its designee pursuant to Section 1.03, through Closing, the Assets and the businesses of the Target Entities have been and will be operated only in the ordinary course of business consistent with the past practices of the Target Entities, and neither Seller nor any Target Entity shall have suffered a Seller Material Adverse Effect. The term “Seller Material Adverse Effect” means a change or effect that is materially adverse to (A) the business, assets, liabilities, financial condition, prospects or results of operations of any Target Entity or the Assets taken as a whole, but shall not include any changes or effects (w) relating to or resulting from general economic, political or market conditions, (x) resulting from changes in law, (y) resulting from the execution or announcement of this Agreement or compliance with the terms hereof, or (z) generally affecting the industries in which the Target Entities operate, or (B) the ability of the Seller to consummate the transactions contemplated hereby.

(m) Environmental Liabilities and Requirements.

(i) The Target Entities have acquired all Permits, from appropriate local, tribal, state and federal Governmental Authorities, that are necessary to conduct their operations in compliance with all applicable Environmental Laws.

(ii) Except as set forth on Schedule 6.01(f), with respect to all Assets as to which any Target Entity serves as the operator and to Seller’s knowledge, with respect to all Assets to which an unaffiliated third party serves as the operator, none of Seller or the Target Entities have received any notice, no Target Entity has presently incurred, and none of such Assets are presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment, or Claims asserted under Environmental Laws.

(iii) Except as set forth on Schedule 13.01(e), no Target Entity has entered into, or is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of Governmental Authorities in existence at this time based on any Environmental Laws that relate to the future use of any of the property and that require any change in the present conditions of any of the property owned by any Target Entity.

(n) Compliance with Laws and Permits. The Target Entities and the Assets have been and currently are owned and operated, and each Target Entity and the Assets are, in compliance with the provisions and requirements of all applicable laws affecting the Assets or the ownership or operation of any thereof. All necessary Permits have been obtained and maintained in effect. No violations exist in respect of such Permits.

(o) Contracts.

(i) Excluding any contracts included in the Excluded Assets, Exhibit D-1, Exhibit D-2 and Schedule 6.01(ff) set forth all contracts of the type described below to which any Target Entity is a party or by which any of the Assets are bound (collectively, all of such contracts, the “Material Contracts”):

(A) any contract that can reasonably be expected to result in aggregate payments by any Target Entity of more than Five Hundred Thousand Dollars ($500,000) during the current or any subsequent fiscal year of such Target Entity (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(B) any contract that can reasonably be expected to result in aggregate revenues to any Target Entity of more than Five Hundred Thousand Dollars ($500,000) during the current or any subsequent fiscal year of such Target Entity (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(C) any transportation and processing or similar contract that is not terminable without penalty on sixty (60) days or less notice;

(D) except for such item which will be fully satisfied or otherwise terminated at Closing without liability to Buyer or the Target Entities and at Seller’s sole cost and for which no Purchase Price Adjustment will be made, any indenture, mortgage, loan, credit or sale-leaseback or similar contract that can reasonably be expected to result in aggregate payments by any Target Entity of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent fiscal year of such Target Entity;

(E) any contract that constitutes a lease, under which any Target Entity is the lessor or the lessee of real or personal property, which lease (x) cannot be terminated by such Target Entity without penalty upon sixty (60) days or less notice and (y) involves an annual base rental of more One Hundred Thousand Dollars ($100,000);

(F) any contract containing covenants limiting the freedom of any Target Entity to engage in any line of business or compete with any person or entity or operate at any location;

(G) any contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of the Assets with a value in excess of Fifty Thousand Dollars ($50,000) (other than inventory or sales of Hydrocarbons);

(H) any contract pursuant to which Hydrocarbons from the Assets are, or are to be, sold, that is not terminable without penalty on sixty (60) days or less notice;

(I) any contract granting any power of attorney with respect to the affairs of any of the Target Entities;

(J) any suretyship contract, performance bond, working capital maintenance or other form of guaranty;

(K) any contracts for the exchange of Hydrocarbons; farm-out or farm-in agreements; participation agreements; agreements of development; area of mutual interest agreements; plant agreements; production handling agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and salt water or other disposal agreements;

(L) any contract with Seller or an Affiliate of Seller (other than a Target Entity) that was or is in effect after the Effective Time and that will not be terminated prior to Closing; and

(M) other than master services agreements and except for such items which will be fully satisfied or otherwise terminated at Closing without liability to Buyer or any of the Target Entities and at Seller’s sole cost and for which no Purchase Price Adjustment will be made, any employment, services or consulting agreement or any plan, program, agreement, contract, arrangement or policy providing contractual rights for compensation, pensions, profit sharing, incentive pay, severance, welfare, fringe benefits or any other right or benefit for employees, service providers or contractors.

(ii) All of the contracts described on Exhibit D-1, Exhibit D-2 or Schedule 6.01(ff) are in full force and effect and neither the Target Entities nor, to Seller’s knowledge, any other party to any such contract is in breach of, or with the lapse of time or the giving of notice, or both, would be in breach of, any of its obligations thereunder; provided, however, that notwithstanding the foregoing, with respect to any of the Contracts listed on

Exhibit D-1, Exhibit D-2 or Schedule 6.01(ff) that are identified on any such Exhibit or Schedule by Seller as Contracts relating to the southwest Speaks field located in Lavaca County, Texas (the “Speaks Contracts”), the representation and warranty contained in the first sentence of this Section 6.01 (o)(ii) shall be qualified in its entirety by Seller’s knowledge. Prior to the execution of this Agreement, Seller has granted Buyer access to all Material Contracts and amendments thereto.

(iii) No Target Entity is a party to any Contract affecting the Assets with a seismic vendor.

(p) Current Commitments. Schedule 6.0l(p) contains a true and complete list as of the date of this Agreement of (a) all authorities for expenditures or similar commitments (“AFEs”) of any Target Entity to drill, complete, recomplete, deepen, plug back, plug and abandon, rework, or conduct other operations with respect to wells, shoot seismic or perform other geophysical surveys or for capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been paid for and completed by the Effective Time or the date of this Agreement concerning the Assets and (b) all pending notices of any of the foregoing which have been received by any Target Entity.

(q) Hedging. As of the Closing, no Target Entity will be a party to any natural gas or other futures or options trading agreement or any price swaps, hedges, futures or similar instruments (collectively, “Futures/Swaps”) which will affect the Assets after the Effective Time. None of the adjustments to the Purchase Price will include any costs or proceeds attributable to Futures/Swaps. To Seller’s knowledge, none of the operators of the Assets have subjected any Target Entity’s share of Hydrocarbon production to any Futures/Swaps.

(r) Royalties. Except as set forth on Schedule 6.01(r), the Target Entities have paid all royalties and other burdens on production due with respect to the Assets and there are no royalties or other such burdens currently being held in suspense. The Target Entities have paid all bonus, rentals, and similar payments that are necessary to maintain in force their rights in and to the Assets.

(s) Status of Leases. Except as set forth in Schedule 6.01(s), the Leases are in full force and effect in accordance with their terms, there exist no defaults under any of the Leases by any Target Entity or, to Seller’s knowledge, by any other person that is a party to such Leases, and no event has occurred that with notice or lapse of time or both would constitute any default under any of such Leases by any Target Entity or, to Seller’s knowledge, any other person who is a party to any of such Leases.

(t) Drilling Obligations. Except as set forth on Schedule 6.01(t), there are no unfulfilled drilling obligations affecting the Assets, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a Lease.

(u) Records. All Records (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, (b) are in the possession of Seller or the Target Entities and (c) are materially complete as are reasonably necessary for the ownership, operation and administration of the Assets.

(v) Non-Consent Operations. Except as set forth on Schedule 6.0l(v), no Target Entity has gone “non-consent” or failed to participate in the drilling of any well, any seismic program or other operation under any of the Contracts which would have caused any Target Entity to suffer a penalty or loss or forfeit any of its interests in any of the Assets covered thereby.

(w) Oil and Gas Operations.

(i) All Wells have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable Leases and applicable laws.

(ii) With respect to the Leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Assets: (i) the Target Entities have fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in (or otherwise applicable thereto by law) such Leases or other documents and are fully qualified to own and hold all such Leases or other interests; (ii) there are no provisions applicable to such Leases or other documents which increase the royalty share of the lessor thereunder and (iii) upon the establishment and maintenance of production in commercial quantities, the Leases and other interests are in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years, in each case.

(x) Operated Properties. The Target Entities listed on Schedule 6.01(x) are the operators of the Assets listed on such Schedule and no Target Entity will resign as operator of such Assets prior to Closing.

(y) Plugging and Abandonment Obligations. Except as set forth in Schedule 6.01(y), there are no wells located on the Leases or included in the Assets that any Target Entity is currently obligated by law or contract to plug and abandon.

(z) Insurance. Schedule 6.01(z) lists all the insurance policies maintained by the Target Entities or maintained by Seller with respect to the Target Entities, in each case to the extent relating to the Assets. Except as set forth in Schedule 6.01(z), no claim currently exists by the Target Entities under any such insurance policy and no insurer has denied any such claim.

(aa) Reserve Report. The factual information used by Netherland, Sewell & Associates, Inc. to prepare its reserve report of the Assets of the Target Entities as of the Effective Time was based upon information contained in the records and files of Seller and the Target Entities kept in the ordinary course of their respective businesses.

(bb) Capitalization.

(i) All of the issued and outstanding membership in Marlin Offshore and Marlin GP are owned beneficially and of record by Seller. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the membership or any other ownership interest in Marlin Offshore or Marlin GP or obligating Seller or such entities to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any membership or other ownership interests in such entities or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any membership interest or other ownership interest in such entities. All of the issued and outstanding membership interests in Marlin GP have been duly authorized, validly issued, and were issued by Marlin GP in compliance with all applicable federal and state securities laws. All of the issued and outstanding membership interests in Marlin Offshore have been duly authorized, validly issued, and were issued by Marlin Offshore in compliance with all applicable federal and state securities laws.

(ii) All of the issued and outstanding limited partner interest and all of the issued and outstanding general partner interest in the Partnership are owned beneficially and of record by Seller and Marlin GP, respectively, have been duly authorized, validly issued, and were issued by the Partnership in compliance with all applicable federal and state securities laws. There are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting any partner or any other ownership interest in the Partnership or obligating Seller or Marlin GP to issue, sell, purchase, return, redeem or pay any distribution or dividend with respect to any partnership or other interests in such entity or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any partnership interest or other ownership interest in the Partnership.

(cc) Assets and Liabilities of Marlin GP. Except (i) for rights and obligations as a general partner under the partnership agreement of the Partnership, and (ii) liabilities for Delaware and Texas franchise taxes, Marlin GP does not own any assets nor have any liabilities (contractual or otherwise) other than its equity interests in, and obligations as general partner under, the Partnership.

(dd) Subsidiaries. Except for the Partnership, no Target Entity has any subsidiaries or direct or indirect equity interest in any person or entity.

(ee) Employee and Employee Benefits. Neither Marlin GP nor the Partnership has any employees. As of the Closing Date, Marlin Offshore shall have no employees, all such persons having been transferred to the Seller. To Seller’s knowledge, none of the employees of the Target Entities have ever been covered by a collective bargaining agreement with a union. Neither Marlin GP nor the Partnership sponsors, maintains or contributes to any Benefit Plan. Marlin Offshore shall not have any Benefit Plan in effect as of the Closing Date. The Target Entities have never sponsored, maintained or contributed to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, that is covered by Title IV of ERISA or that is subject to the minimum funding requirements of Section 3.02 of ERISA. With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6)

years prior to the Closing Date, by Seller or any ERISA Affiliate, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and (v) no condition exists or event or transaction or inaction has occurred with respect to any such plan which could result in any Target Entity incurring any material liability, fine or penalty or which could result in a lien imposed on the Assets. The term “Benefit Plan” means: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (iv) each bonus or incentive compensation plan. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. The term “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(I) of ERISA that includes Seller, or that is a member of the same “controlled group” as Seller pursuant to section 4001(a)(14) of ERISA; provided, however, that no Target Entity shall be considered to be an ERISA Affiliate from and after the Closing Date.

(ff) Bonds and Other Financial Assurances. Schedule 6.01(ff) sets forth all letters of credit, bonds, supplemental bonds, other securities, sureties, guarantees or other financial assurances of any of the Target Entities and the Seller that directly relate to the Assets and that are required by any Governmental Authority.

(gg) Bank Accounts. As of the Closing, Seller will have closed all bank accounts of the Target Entities.

Section 6.02. Marlin Offshore Limitations. Notwithstanding anything contained in this Agreement to the contrary (including, but not limited to, the representations and warranties set forth in this Article VI, in no event shall Seller be liable to Buyer for any breach of any representation or warranty of Seller contained herein to the extent that such representation or warranty relates to facts or circumstances (of which Seller had no knowledge) concerning Marlin Offshore and its business or operations arising prior to the date Marlin Offshore was acquired by Seller (the “Acquisition Date”). Buyer agrees and acknowledges that it is the intent of the Parties that to the extent they are applicable to Marlin Offshore and its business or operations, the representations and warranties contained in this Article VI are intended to only apply to the period of time beginning on the Acquisition Date and ending on the Closing Date.

Section 6.03. Representations and Warranties Exclusive. All representations and warranties of Seller contained in this Agreement (including those in Article VI, are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

ARTICLE VII

Representations and Warranties of Buyer

Section 7.01. Representations and Warranties. Buyer represents and warrants to Seller that:

(a) Existence. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in all jurisdictions in which such qualification is required by law except where the failure to qualify would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

(b) Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i) any provision of Buyer’s articles or certificate of incorporation or by-laws and other governing documents;

(ii) any material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound; or

(iii) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

(c) Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the rights of creditors generally, and by general equitable principles.

(d) Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

(e) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the best of Buyer’s knowledge threatened against Buyer or any Affiliate of Buyer.

(f) Suits and Claims. There is no suit, action, written claim or proceeding by any person or entity or by any administrative agency or Governmental Authority pending against the Buyer in any legal, administrative or arbitration proceeding or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that will materially affect Buyer’s ability to consummate the transactions contemplated herein.

(g) Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the Assets. If Closing occurs, Buyer represents and acknowledges that it has had full access to the Assets, the officers, and employees of Seller and the Target Entities, and to the books, records and files of Seller and the Target Entities relating to the Securities and the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon (a) its own independent due diligence investigation of the Target Entities, the Securities and the Assets and (b) the express representations and warranties made by Seller in this Agreement, and has been advised by and has relied solely on its own expertise and its own legal, tax, insurance, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Assets and the value thereof.

(h) Securities Laws. Buyer is acquiring the Securities for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933,15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

Section 7.02. Representations and Warranties Exclusive.

All representations and warranties of Buyer contained in this Agreement (including those in Article VII), and the documents delivered in connection herewith, are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

ARTICLE VIII

Operation of the Assets and Certain Agreements

Section 8.01. Operation of the Assets.

(a) From and after the date of execution of this Agreement, and subject to the provisions of applicable operating and other agreements affecting the Assets, Seller shall (i) use its reasonable efforts during the period prior to the Closing to cause the Target Entities to operate and administer the Assets, and to cause any other operators to operate and administer the Assets, in a manner consistent with past practices, (ii) cause the Target Entities to make payment when due of all costs and expenses attributable to the ownership or operation of the Assets (except when being contested in good faith), and (iii) cause the Target Entities to carry on their respective businesses with respect to the Assets in substantially the same manner as before execution of this Agreement.

(b) After the date hereof until Closing, Seller shall submit to Buyer promptly upon receipt of any AFE or within five (5) business days prior to the giving of any AFE or making any operating or capital expenditure (in each case) for an amount in excess of $250,000.00 net to the Target Entities’ interest. Buyer shall notify Seller in writing at least two (2) business days prior to the expiration of the response period applicable to the AFE or its receipt of Seller’s notice, whichever is earlier, whether it desires for the Target Entities to elect to participate in the relevant operation. If Buyer timely notifies Seller that it desires for the Target Entities to elect to participate in such operation and Seller agrees with such decision, then Seller shall cause the Target Entities to make such election and thereafter upon Closing Buyer shall bear and be responsible or cause the Target Entities to bear and be responsible for all costs and expenses related thereto incurred with respect to the Target Entities’ interest. If Buyer notifies Seller that it does not want the Target Entities to elect to participate in such operation or Buyer is deemed to have elected to not have the Target Entities participate but Seller disagrees with Buyer in the exercise of its reasonable business judgment, then Seller shall cause the Target Entities to make such election and thereafter upon Closing Buyer shall bear and be responsible or cause the Target Entities to bear and be responsible for all costs and expenses related thereto incurred with respect to the Target Entities’ interest. If Buyer timely notifies Seller that it desires for the Target Entities to elect to participate in such operation but Seller in the exercise of its reasonable business judgment disagrees with such decision, then Seller shall cause the Target Entities to make such election but only upon first receiving from Buyer an amount sufficient to cover all costs and expenses related to the Target Entities’ interest. Should Buyer not pay the amount required in the immediately preceding sentence, then Seller shall have no obligation with respect to such AFE. Buyer’s failure to so notify Seller of its desire for the Target Entities to elect to participate in the proposed operation within the time period herein provided shall be deemed an election by Buyer for the Target Entities not to participate.

(c) Buyer acknowledges that the Target Entities own undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article VIII, nor shall any action required by a vote of working interest owners constitute such a violation so long as the Target Entities have voted their interests in a manner that complies with the provisions of this Article VIII. To the extent that a Target Entity is not the operator of any of the Assets, the obligations of Seller in this Article VIII shall be construed to require that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(d) From and after the date hereof up to the Closing, Seller shall cause the Target Entities to:

(i) other than in the ordinary course of business consistent with past practices, not enter into any Permit, contract or Lease or terminate or amend in any material respect any Permit, contract or Lease to which any Target Entity is bound or the Assets are subject;

(ii) not purchase any securities of any entity, except short term debt securities of governmental entities and financial institutions, make any investment in any entity or merge of consolidate with any entity;

(iii) not sell, lease or otherwise dispose of any Assets other than (A) the sale of Hydrocarbons produced from the Assets in the ordinary course of business, (B) Assets with an aggregate value of not more than Five Hundred Thousand Dollars ($500,000.00); provided, however, that in no event shall Seller cause any Target Entity to sell, lease or otherwise dispose of any Assets to Seller or any of its Affiliates;

(iv) not purchase, lease or otherwise acquire any property of any kind whatsoever other than (A) in the ordinary course of business consistent with past practices,

(B) property with an aggregate value of not more than Two Hundred and Fifty Thousand Dollars ($250,000.00), or (C) in connection with the termination of the Seller’s employee working interest plan as to the Assets at no cost to the Buyer or the Target Entities;

(v) not waive, release or assign any material rights or Claims;

(vi) not fail to use reasonable business efforts to renew any Material Contract or Permit which is part of the Assets or to which any of the Target Entities is bound on substantially the same terms and conditions;

(vii) not implement or adopt any material change in its Tax methods, principles or elections;

(viii) not enter into any employment, services or consulting agreement or hire any person as an employee, consultant or independent contractor;

(ix) not establish, maintain, contribute to or participate in any Benefit Plan not in existence on the date hereof, inclusive of any plan, program, agreement, contract, arrangement or policy, providing for compensation or benefits for employees or contractors;

(x) not make any change in any of its present accounting methods and practices, except as required by U.S. generally accepted accounting principles;

(xi) not declare, set aside or pay any dividends, or make any distributions, in respect of the Securities, or repurchase, redeem or otherwise acquire any of the Securities to the extent the dividends or distributions reflect the Assets; provided, however, that notwithstanding the foregoing, the Seller shall have the absolute right without any liability to Buyer or the Target Entities to take the actions set forth in Sections 1.03 and 8.01(e) provided that such actions are taken in full compliance with such Sections;

(xii) except in the ordinary course of business under existing lines of credit, not create, incur or assume any debt for borrowed money;

(xiii) not make a loan, advance or capital contribution to any person or entity;

(xiv) not amend or modify its organizational documents; and

(xv) not agree to take any action or actions prohibited by any of the foregoing clauses (i) through (xiv).

(e) Buyer agrees and understands that Seller shall have the right to cause the Target Entities to make dividends or distributions of cash and the Excluded Assets directly or indirectly to Seller at any time prior to the Closing. Such right shall not include the right to declare dividends or distributions prior to the Closing that are payable after the Closing. No action taken in accordance with this Section 8.01(e) shall be considered as violation of any other provision of this Agreement. Any action taken pursuant to this Section 8.01(e) shall be taken by the Target Entities without warranty of any kind (express, implied or statutory) and without any liability to Buyer or any Target Entity.

(f) Except to the extent a Target Entity has an obligation to a third party or under applicable law as a result of such breach, in no event shall Buyer’s remedy following Closing for any Seller’s breach of its obligations under Sections 8.01(a), (b), (c) and (d) exceed the Allocated Value of the Subject Interest affected by such breach.

(g) From and after the date hereof up to the Closing, Seller shall:

(i) keep or cause to be kept in full force and effect until Closing all insurance (including operator’s extra expense and casualty coverages) now maintained by Seller (with respect to the Target Entities or the Assets) and/or the Target Entities;

(ii) not encumber or permit any Target Entity to encumber any of the Assets other than for Permitted Encumbrances; and

(iii) maintain or cause to be maintained all of the bonds and other financial assurances set forth on Schedule 6.01(ff).

Section 8.02. Operation of the Target Entities After the Closing. Seller does not warrant or guarantee that the Target Entities will continue to be or will become the operator of the Assets or any portion thereof, as such matter will be controlled by the applicable joint operating agreement(s) and governmental regulations. Subject to the Transition Services Agreement, Seller is hereby released and indemnified by Buyer from all Claims (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) accruing with respect to operations of the Assets by the Target Entities after the Closing, except (i) to the extent directly caused by the gross negligence or willful misconduct of Seller, (ii) to the extent any such Claim would relate to a joint interest in the Assets acquired by Seller after the Closing and (iii) to the extent any such Claims constitute a portion of the Retained Obligations. Notwithstanding anything herein to the contrary but subject to Buyer’s remedy for a breach of Seller’s representation and warranty set forth in Section 6.01(r) and the Transition Services Agreement, Seller shall have no liability to Buyer for, and Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM SELLERS’ SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) from and after the Effective Time, except to the extent of any amounts included in the upward Purchase Price Adjustment made pursuant to Section 11.03.

Section 8.03. Return of Information. In the event of termination of this Agreement, Buyer shall promptly, and in any event, within ten (10) days of such termination, return or cause to be returned to Seller all documents and other materials obtained from or on behalf of Seller in connection with the transactions contemplated hereby and shall keep confidential any such information, all in accordance with the provisions of the Confidentiality Agreement entered into on December 9, 2005.

Section 8.04. No Solicitation. During the period from the date hereof up to the Closing or the earlier termination of this Agreement, Seller shall not, directly or indirectly, seek, solicit or entertain competitive offers to purchase the Assets or the Securities, or otherwise discuss the sale of the Assets or the Securities with any party other than Buyer.

Section 8.05. Intercompany Accounts and Liens. Prior to or on the Closing Date, all intercompany obligations or receivables between any Target Entity and the Seller or any Affiliate of Seller (excluding the Target Entities) shall have been fully satisfied and Seller shall cause the Target Entities and the Assets to be released from any guaranty or lien relating to any indebtedness of Seller or its Affiliates. Except with respect to charges incurred by Seller or its Affiliates on behalf of one of the Target Entities to a third party and which are allocated specifically to one of the Assets, there shall be no Purchase Price Adjustment in connection with the compliance by Seller of its obligations set forth in this Section 8.05.

Section 8.06. Cooperation in Connection with Regulatory Filings. Prior to, and for a period of one year following the Closing, Seller shall, and shall cause its Affiliates and their respective officers, employees and advisors to, provide reasonable cooperation to Buyer, its Affiliates and their representatives in connection with any filings that may be required by the Securities and Exchange Commission (the “SEC”) or otherwise under securities laws applicable to Buyer’s indirect parent, Energy XXI Acquisition Corporation (Bermuda) Limited (“Buyer Parent”), including the filing by Buyer Parent with the SEC of one or more registration statements to register any securities of Buyer Parent under the Securities Act of 1933 (the “Securities Act”) or of any report required to be filed by Buyer Parent under the Securities Exchange Act of 1934 (the “Exchange Act”, and together with the Securities Act, the “Securities Laws”) (collectively, the “Filings”). Further, prior to and for a period of one year following the Closing, Seller agrees to make available to Buyer and its Affiliates and their representatives any and all books, records, information and documents that are attributable to the Assets and Target Entities in Seller’s or its Affiliates’ possession reasonably required by Buyer, its Affiliates and their representatives in order to prepare for Buyer or its Affiliates, if required, in connection with such Filings, financial statements of the Target Entities and the Assets meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Assets and Target Entities required to complete any audit associated with such financial statements; provided, however, that notwithstanding anything contained herein to the contrary, in no event shall Buyer have access to nor shall Seller be required to provide Buyer with any books, records, information and documents that relate to either the Excluded Assets (except, if required in connection with the Filings, as it relates to the Excluded Assets that would appear on Target Entities’ balance sheets or otherwise reflected in Target Entities’ financials under U.S. generally accepted accounting principles) or Seller’s consolidated financial statements or any corporate type information even if included in the Target Entities except that Seller will provide such information to Buyer’s auditors to the extent required for Buyer’s auditors to confirm the reasonableness of any allocations made to the Assets; and provided, further, that in no event shall Seller’s reasonable cooperation be deemed to require Seller or its Affiliates to disclose any information contained in any such books, records, information and documents other than as expressly provided herein or as required to enable Buyer to comply with Filings. Without limiting the generality of the foregoing, but subject in all respects to the provisios set forth above, Seller shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to cooperate with the independent auditors chosen by Buyer Parent (“Buyer’s Auditor”)

in connection with any audit by Buyer’s Auditor of any financial statements, balance sheet and statement of cash flows of the Assets and the Target Entities that Buyer Parent or any of its Affiliates requires to comply with the requirements of the Securities Laws with respect to any Filings. Buyer will reimburse Seller, within three (3) business days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Seller in complying with the provisions of this Section 8.06. For a period of three years following the Closing, Seller shall, and shall cause it Affiliates to, retain all books, records, information and documents in its or its Affiliates’ possession that are necessary to prepare and audit financial statements with respect to the Target Entities and the Assets. Notwithstanding anything contained herein to the contrary, (i) neither Seller nor Seller’s Affiliates shall be required to provide any comfort or representations regarding the accuracy or completeness of any of the information provided to Buyer or Buyer’s Auditors pursuant to this Section 8.06, and (ii) Buyer and/or Buyer’s Parent and their respective representatives shall first use all commercially reasonable efforts to make the filing using revenue and expense statements of the Assets without the involvement of Seller; provided that if the SEC or other Governmental Authority does not accept such statements to be delivered with the Filings, Seller will provide the cooperation and information to the extent required hereunder.

Section 8.07. FCC Approval. From and after the date hereof until the Closing, the Parties shall use their commercially reasonable efforts to complete and timely file any and all applications required in order to seek the approval of the Federal Communications Commission (the “FCC”) with respect to the change in control of the holder of any FCC license included in the Assets. Further, the Parties agree to take any and all commercially reasonable actions necessary or advisable in order to facilitate any such FCC approval.

Section 8.08. Commitment Letter. Within ten (10) days following the date hereof, Buyer shall provide Seller with a true and correct copy of a commitment letter or letters from Buyer’s lender or lenders to provide a combined total of at least One Hundred and Seventy Five Million Dollars ($175,000,000) in debt facilities to Buyer and its Affiliates to be used in connection with the consummation of the transactions contemplated in this Agreement.

ARTICLE IX

Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01. Representations. The representations and warranties of Buyer contained herein that are qualified by materiality shall be true and correct at and as of Closing as though such representations and warranties were made at such time and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time.

Section 9.02. Performance. Buyer shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it in all material respects at or prior to the Closing.

Section 9.03. Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04. Closing Documents. Buyer shall be willing and able to deliver the documents and perform the actions set forth in Section 11.09.

Section 9.05. No Termination. The Agreement shall not have been terminated in accordance with Section 12.01.

Section 9.06. Bonds. Buyer shall have provided evidence reasonably satisfactory to Seller that it has complied with its obligations set forth in Section 4.07(b).

Section 9.07. FCC Consent. Any required approvals of the FCC as contemplated by Section 8.07 shall have been obtained.

Section 9.08. Insurance Approval. Any required notifications, acknowledgements, consents or approvals to or from the Seller’s insurance providers shall have been obtained in order to give effect to the Insurance Assignment upon the Closing.

ARTICLE X

Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 10.01. Representations. The representations and warranties of Seller contained herein that are qualified by materiality shall be true and correct at and as of Closing as though such representations and warranties were made at such time and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time.

Section 10.02. Performance. Seller shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it in all material respects at or prior to the Closing.

Section 10.03. Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 10.04. Closing Documents. Seller shall be willing and able to deliver the documents and perform the actions set forth in Section 11.08.

Section 10.05. No Termination. The Agreement shall not have been terminated in accordance with Section 12.01.

Section 10.06. Shareholder Approval. Buyer shall have obtained the approval of its shareholders of the transactions contemplated hereby and of the release of funds held in trust to be paid toward the Purchase Price at Closing, and the shares of Buyer Parent, shall have been readmitted for trading on the AIM (being a market operated by the London Stock Exchange plc).

Section 10.07. Financing. Buyer shall have obtained financing of the Purchase Price on terms satisfactory to Buyer.

Section 10.08. FCC Consent. Any required approvals of the FCC as contemplated by Section 8.07 shall have been obtained.

Section 10.09. Insurance Approval. Any required notifications, acknowledgements, consents or approvals to or from the Seller’s insurance providers shall have been obtained in order to give effect to the Insurance Assignment upon the Closing.

ARTICLE XI

The Closing

Section 11.01. Time and Place of the Closing. If the conditions referred to in Articles IX and X of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at Seller’s offices on or before April 17, 2006 or as such date may be extended pursuant to Section 4.03 (either such date being the “Scheduled Closing Date”) or Section 11.02 (such date as extended pursuant to such Section 11.02, the “Extended Closing Date” and the date of Closing, whether on or before the Scheduled Closing Date or the Extended Closing Date, the “Closing Date”).

Section 11.02. Extension. If, and only, if the Buyer shall have deposited the Additional Funds with the Escrow Agent on or before the tenth day following the date hereof, and Buyer is not then in breach of any of its representations, warranties, covenants and obligations contained herein in any material respect, the date for the Closing may be extended past the Scheduled Closing Date by Buyer (by written notice to Seller on or before the Scheduled Closing Date) to a date on or before May 18, 2006 if the approval by the shareholders of Buyer Parent with respect to the transactions contemplated hereby have not been obtained prior to the Scheduled Closing Date or if a terrorist attack occurs that causes Buyer’s lender to refuse to fund monies for the Purchase Price as of the Scheduled Closing Date or causes the shareholders of Buyer Parent to revoke their approval of the transactions contemplated hereby. In the event that Buyer shall not have deposited the Additional Funds with the Escrow Agent on or before the tenth day following the date hereof, and Buyer is not then in breach of any of its representations, warranties, covenants and obligations contained herein in any material respect, the date for the Closing may be extended past the Scheduled Closing Date by Buyer (by written notice to Seller on or before the Scheduled Closing Date) to a date on or before May 18, 2006 if a terrorist attack occurs that causes Buyer’s lender to refuse to fund monies for the Purchase Price as of the Scheduled Closing Date or causes the shareholders of Buyer Parent to revoke their approval of the transactions contemplated hereby. If the date for Closing is so extended by Buyer pursuant to this Section 11.02, Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent to deliver the Deposit to Seller to hold, subject to the provisions of Section 2.02.

Section 11.03. Adjustments to Purchase Price.

(a) The Purchase Price shall be increased by the following amounts:

(i) the amount of all (A) prepaid ad valorem, property or similar taxes and assessments based upon or measured by the ownership of the Assets, and (B) prepaid charges, costs and expenses of any kind or nature paid by Seller or the Target Entities that are attributable to the Assets and the period from and after the Effective Time;

(ii) except as set forth below, the amount of all expenses and expenditures, including but not limited to operating and capital expenditures, incurred and paid by or on behalf of the Target Entities (or in respect of Section 8.01(b) incurred and paid by the Target Entities or by Seller or its Affiliates on behalf of Buyer) in connection with the operation of the Assets which are, in accordance with generally accepted accounting principles, attributable to the period of time after the Effective Time, including, without limitation, royalties, rentals, insurance premiums (including but not limited to property and business interruption coverage) and other charges, ad valorem, property, production, excise, severance, and any other taxes (other than income taxes) based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom and expenses incurred under applicable operating agreements, including any overhead charges allowable under the applicable accounting procedure (COPAS), and including any charges incurred by any Target Entity as a non-operator, in lieu of being incurred by operator under rights granted such Target Entity by the operating agreement(s) governing the Assets (including, but not limited to, the costs of providing insurance coverage which otherwise would have been charged to the joint account), or in the absence of an operating agreement, those customarily billed under such agreements, including, without limitation, drilling, testing, treating, completing, reworking, deepening, side-tracking, plugging and abandoning; costs and overhead charges and other applicable expenses; geological and land costs; and specifically excluding any and all costs and expenses directly associated with the curing or remediation of any Title Defect or Environmental Defect;

(iii) an amount equal to Three Dollars ($3.00) per Mcf (at 14.73 psi) multiplied by the volume of gas (Mcf) determined to be due and owing to the Target Entities by overproduced parties for Production Imbalances as of the Effective Time;

(iv) the value of all oil, gas and natural gas liquids in storage or in the pipelines as of the Effective Time that is credited to the Assets, such value to be the actual price received for such oil, gas or natural gas liquids upon the first sale thereof or absent a sale, then such value shall be based upon the average market price posted in the area for oil, gas or natural gas liquids of similar quality and grade in effect as of the Effective Time less all applicable royalties, taxes, gravity adjustments and transportation expenses necessary to market such production;

(v) all upward Purchase Price Adjustments for Title Benefits determined in accordance with Article IV;

(vi) if the Closing occurs after the Scheduled Closing Date, an amount equal to interest on the Purchase Price at the rate of seven percent (7%) per annum from the Scheduled Closing Date until the Closing Date; and

(vii) any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts:

(i) an amount equal to the revenues received by the Seller or the Target Entities from sales by or on behalf of the Target Entities from all Hydrocarbons produced and sold from the Subject Interests after the Effective Time (net of royalties, severance taxes and marketing costs, including, but not limited to, transportation, compression, gathering and processing fees, deducted or paid by the Target Entities, to the extent not included in Section 11.03(a)(ii));

(ii) the amount of any proceeds received by Seller or any Target Entity from sales of Assets pursuant to Section 8.01(d)(iv)(B);

(iii) the Allocated Value of any Asset not owned by the Target Entities at Closing;

(iv) all downward Purchase Price Adjustments for Title Defects determined in accordance with Article IV;

(v) all downward Purchase Price Adjustments for Environmental Defects determined in accordance with Article V;

(vi) an amount equal to all insurance proceeds received by Seller or the Target Entities to the extent such proceeds are reimbursable because of expenditures incurred and paid by Seller or the Target Entities after the Effective Time;

(vii) an amount equal to Three Dollars ($3.00) per Mcf (at 14.73 psi) multiplied by the volume of gas (Mcf) determined to be due and owing underproduced parties by the Target Entities for Production Imbalances as of the Effective Time; and

(viii) any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(c) The adjustments described in Sections 11.03 (a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

(d) Notwithstanding anything to the contrary herein, (i) Seller is entitled to all income, proceeds and other receivables of the Target Entities or attributable to the Assets including all rights to production and proceeds from production to the extent they relate to the period prior to the Effective Time or to the extent they relate to the Excluded Assets, and (ii) Seller is responsible for payment of all operating costs and expenses of the Target Entities incurred in the ordinary course of business, (in each case) to the extent they relate to the period prior to the Effective Time or to the extent they relate to the Excluded Assets or the Retained Obligations. Buyer and the Target Entities are entitled to all income, proceeds and other receivables of the Target Entities attributable to the Assets and are responsible for payment of all operating costs and expenses of the Target Entities attributable to the Assets incurred in the ordinary course of business, (in each case) to the extent they relate to the period on and after the Effective Time.

Section 11.04. Pre-Closing Allocations/Statement.

(a) Provided that the Closing occurs, appropriate adjustments to the Purchase Price shall be made between Buyer and Seller in a manner consistent with Section 11.03.

(b) Not later than five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments (the “Statement”), which Statement shall be based upon the then most currently available data and information as provided in Section 11.03 prepared in good faith by Seller. Buyer shall have two (2) business days prior to Closing to review and comment upon such Statement.

(c) Should the Parties be unable to agree upon the content of the Statement prior to the Closing, then Seller’s version of the Statement shall be used for purposes of the Closing and any dispute in respect thereof shall be resolved in the Final Statement.

Section 11.05. Post-Closing Adjustments to Purchase Price.

(a) On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Statement setting forth the actual Purchase Price Adjustments. Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare such Statement or to permit Buyer to perform or cause to be performed an audit of such Statement. The revised Statement shall become final and binding upon the parties on the sixtieth (60th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 4.08.

(b) If the amount of the adjusted Purchase Price as set forth on the Final Statement exceeds the amount of the estimated adjusted Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the adjusted Purchase Price as set forth on the Final Statement exceeds the amount of the estimated adjusted Purchase Price paid at the Closing within five (5) business days after the Final Settlement Date, together with interest at the Interest Rate as accrued from the Closing Date until the date of payment. If the amount of the adjusted Purchase Price as set forth on the Final Statement is less than the amount of the estimated adjusted Purchase Price paid at the Closing, then Seller shall pay to Buyer the amount by which the adjusted Purchase Price as set forth on the Final Statement is less than the amount of the estimated adjusted Purchase Price paid at the Closing within five (5) business days after the Final Settlement Date, together with interest at the Interest Rate as accrued from the Closing Date until the date of payment. The term “Final Statement” shall mean (i) if the revised Statement becomes final pursuant to Section 11.05(a), such revised Statement, or (ii) upon resolution of any dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert to issue, as applicable, following such resolution.

Section 11.06. Transfer Taxes. All sales, use and other taxes (other than taxes on gross income, net income value added, capital or gross receipts) and duties, levies or other governmental charges imposed with respect to the securities transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

Section 11.07. Ad Valorem and Similar Taxes. All unpaid ad valorem, property and similar taxes and assessments (based upon or measured by the value of the Subject Interest) of the Target Entities attributable to the period prior to the Effective Time will be paid by the Seller and all unpaid ad valorem, property and similar taxes and assessments (based upon or measured by the value of the Subject Interests) of the Target Entities attributable to the Assets and the period after the Effective Time will be paid by the Buyer. All unpaid ad valorem, property and similar taxes and assessments of the Target Entities related to the Excluded Assets shall be paid by Seller.

Section 11.08. Actions of Seller at the Closing. At the Closing, Seller shall:

(a) execute, acknowledge and deliver to Buyer an assignment of the Securities in the form attached hereto as Exhibit G (the “Assignment”);

(b) deliver to Buyer resignations of the board of directors/managers and officers of the Target Entities;

(c) execute and deliver the Transition Services Agreement;

(d) execute and deliver the Limited Non-Competition Agreement;

(e) execute and deliver a certificate by a senior officer of Seller certifying with respect to the matters set forth in Sections 10.01 and 10.02;

(f) execute and deliver an assignment in the form attached hereto as Exhibit K in order to give full effect to the provisions of Sections 1.02(i) and (j), which shall include covenants by Seller to provide assistance to collect the insurance covered under Sections 1.02(i) and (j) (the “Insurance Assignment”);

(g) execute and deliver to Buyer an affidavit attesting to its non-foreign status; and

(h) execute, acknowledge and deliver any other agreements provided for herein or necessary to effectuate the transactions contemplated hereby.

Section 11.09. Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a) pay the Purchase Price (as adjusted pursuant to the provisions hereof) by completed wire transfers to Seller and such other parties as Seller shall designate to Buyer in writing prior to Closing;

(b) execute and deliver the Assignment;

(c) execute and deliver a certificate by a senior officer of Buyer certifying with respect to the matters set forth in Sections 9.01 and 9.02;

(d) execute and deliver the Limited Non-Competition Agreement;

(e) deliver to Seller any and all evidence reasonably requested by Seller that Buyer has complied with Section 4.07(b);

(f) execute and deliver the Insurance Assignment;

(g) execute and deliver the Transition Services Agreement; and

(h) execute, acknowledge and deliver any other agreements provided for herein or necessary to effectuate the transactions contemplated hereby.

Section 11.10. Further Assurances.

(a) Subject in all respects to the terms and provisions of the Transition Services Agreement, at the request of Buyer, Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours following the Closing, to the extent the Records are in the possession of Seller. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 15.03.

(b) After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

(c) Following the Closing, without additional consideration, Buyer agrees to execute and deliver or cause to be executed and delivered, from time to time such further instruments of assignment and transfer and shall take such other action as the Seller requests to assign and deliver to Seller or Seller’s designee without warranty of any kind (expressed, implied or statutory), any and all property, real or personal, and any and all proceeds derived therefrom, held by one or more of the Target Entities, that comprise any portion of the Excluded Assets which were not conveyed or distributed to Seller prior to the Closing. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Excluded Assets be paid to Seller hereunder and to have all expenditures to be made with respect to the Excluded Assets be made by Seller.

Section 11.11. Transition Services Agreement; Limited Non-Competition Agreement. Seller has agreed to provide to Buyer and the Target Entities transition services following Closing. Such services will be performed in accordance with a transition services agreement to be executed at Closing, a form of which is attached hereto as Exhibit H (the “Transition Services Agreement”). At Closing, Buyer and Seller have further agreed to enter into an agreement concerning limited non-competition on the part of the Seller. The form of such agreement is attached hereto as Exhibit I (the “Limited Non-Competition Agreement”).

ARTICLE XII

Termination

Section 12.01. Right of Termination. This Agreement may be terminated:

(a) at any time at or prior to the Closing, by mutual written consent of the Parties;

(b) by Seller (i) on or before the 15th day following the date hereof if Buyer has failed to satisfy its obligations under Section 8.08, or (ii) on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c) by Buyer on the Closing Date if the conditions set forth in Article X have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d) by either Party if the Closing shall not have occurred on or before May 31, 2006;

(e) by either Party if any Governmental Authority shall have issued a final and non-appealable order, judgment or decree or taken any other final and non-appealable action challenging, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f) by either Party if the sum of the aggregate amount of (i) the Title Defect Values with respect to all Title Defects asserted by Buyer reasonably and in good faith (net of the aggregate amount of Title Benefit Values with respect to all Title Benefits), (ii) the Environmental Defect Values with respect to all Environmental Defects asserted by Buyer reasonable and in good faith, (iii) the Allocated Values of the Assets to which third parties have exercised preferential purchase rights, and (iv) the unreimbursed Casualty Losses to all or part of the Assets and the damages associated therewith, exceeds twenty percent (20%) of the unadjusted Purchase Price;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (e) above if such Party is at such time in material breach of any provision of this Agreement, or such Party instigates a preceding of the nature described in Sections 9.03 and 10.03.

Section 12.02. Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 12.01, then except as set forth hereinbelow, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement; provided that, notwithstanding anything herein to the contrary, including the provisions of the following paragraphs, Sections 12.02 and 15.10 shall survive any termination of this Agreement.

(a) If, as of the Scheduled Closing Date, (i) all conditions precedent to the obligations of Buyer set forth in Sections 10.01 through 10.04 and Sections 10.08 and 10.09 have been met or have been waived in writing by Buyer, (ii) neither Party has terminated this Agreement pursuant to Section 12.01(e) or Section 12.01(f) and the Parties have not terminated this Agreement pursuant to Section 12.01(a), (iii) Buyer has not extended the date of the Closing pursuant to its right to do so under Section 11.02, and (iv) the transactions contemplated by this Agreement are not consummated on or before the Scheduled Closing Date and Seller terminates this Agreement because (A) of the failure of Buyer to perform its obligations, covenants and/or agreements hereunder in all material respects, (B) the representations and warranties of Buyer herein contained that are qualified by materiality are not true and correct in all respects and/or the representations and warranties of Buyer herein contained that are not qualified by materiality are not true and correct in all material respects and/or (C) either or both of the conditions precedent set forth in Sections 10.06 and 10.07 have not been satisfied or waived by Buyer, then in such event (1) Seller shall retain the Deposit free and clear of all claims by Buyer with respect thereto as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for any termination for any of the reasons set forth above in this Section 12.02(a) as of the Scheduled Closing Date, and (2) this Agreement shall be null and void, and there shall be no other liability or obligations in connection with the transactions contemplated hereby on the part of either Party or their respective Affiliates, officers, directors, managers, members, partners, employees or shareholders. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty. In the event that Seller is entitled under this Section 12.02(a) to the Deposit, then Seller and Buyer shall executed and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

(b) If, on or before the Scheduled Closing Date, (i) this Agreement is terminated by the Parties pursuant to Section l2.01(a), or by either Party pursuant to Section 12.01(d), (e), or (f) or (ii) the Closing does not occur on or before the Scheduled Closing Date for any other reason and Seller is not entitled to the Deposit pursuant to the provisions of Section 12.02(a), then (A) Buyer shall be entitled to a return of the Deposit from the Escrow Agent, free of any claims by Seller with respect thereto, and (B) this Agreement shall become null and void and there shall be no other liability or obligations in connection with the transactions contemplated hereby on the part of either Party or their respective Affiliates, officers, directors, managers, members, partners, employees or shareholders; provided that if such termination is by Buyer because (1) of the breach by Seller of its obligations, covenants and/or agreements hereunder in any material respect (other than a Seller Failure), (2) any of the representations and warranties of Seller herein contained to the extent qualified by materiality are not true and correct in all respects and/or the representations and warranties of Seller herein contained to the extent not so qualified are not true and correct in all material respects, and/or (3) Seller refuses to deliver the items set forth in Section 11.08 despite its conditions to Closing set forth in Article IX (other than Section 9.05) having been met or waived in writing by Seller (a “Seller Failure”), then in such event (aa) Buyer shall be entitled to a return of the Deposit from the Escrow Agent, free of any claims by Seller with respect thereto, (bb) if the termination is on account of any of the reasons set forth in Section 12.02(b)(1) or (2), then Seller shall pay Buyer $1,000,000 as liquidated damages, which remedy (together with the return to Buyer of the Deposit) shall be the sole and exclusive remedy available to Buyer for any termination on or before the Scheduled Closing Date for the reasons set forth in such Sections, (cc) if the termination is on account of Seller’s Failure, then Seller shall pay Buyer $5,000,000 as liquidated damages, which remedy (together with the return to Buyer of the Deposit) shall be the sole and exclusive remedy available to Buyer for any termination on or before the Scheduled Closing Date for Seller’s Failure, and (dd) this Agreement shall be null and void, and there shall be no other liability or obligations in connection with the transactions contemplated hereby on the part of either Party or their respective Affiliates, officers, directors, managers, members, partners, employees or shareholders. Buyer and Seller acknowledge and agree that (i) Buyer’s actual damages upon the event of any such termination are difficult to ascertain with any certainty, (ii) the amounts set forth in this Section 12.02(b) are reasonable estimates of Buyer’s actual damages in the event of the applicable termination and (iii) such liquidated damages do not constitute a penalty. In the event that Buyer is entitled hereunder to a return of the Deposit in accordance with this Section 12.02(b), then Seller and Buyer shall, if applicable, execute and deliver joint written instructions to the Escrow Agent to accomplish the foregoing. In the event that Buyer is entitled to liquidated damages in accordance with this Section 12.02(b), then Seller shall pay Buyer such amounts to which Buyer is so entitled pursuant to this Section 12.02(b) within five (5) days following the termination of this Agreement for which Buyer is entitled to be paid such liquidated damages.

(c) If, the transactions contemplated by this Agreement are not consummated after the Scheduled Closing Date but on or before the Extended Closing Date and this Agreement is terminated by either Party for any reason other than because of (i) a Material Seller Breach or (ii) Seller’s Failure, then in such event (A) Seller shall retain the Deposit free and clear of all claims by Buyer with respect thereto as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for any such termination as set forth above in this Section 12.2(c) after the Scheduled Closing Date, and (ii) this Agreement shall be null and void, and there shall be no other liability or obligations in connection with the transactions contemplated hereby on the part of either Party or their respective Affiliates, officers, directors, managers, members, partners, employees or shareholders. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(d) If, after the Scheduled Closing Date but on or before the Extended Closing Date, this Agreement is terminated by Buyer for a Material Seller Breach or Seller’s Failure, then in such event (i) Buyer shall be entitled to a return of the Deposit from Seller, free of any claims by Seller with respect thereto, (ii) if the termination is on account of any of a

Material Seller Breach, then Seller shall pay Buyer $1,000,000 as liquidated damages, which remedy (together with the return to Buyer of the Deposit) shall be the sole and exclusive remedy available to Buyer for the termination of this Agreement for a Material Seller Breach after the Scheduled Closing Date, (iii) if the termination is on account of Seller’s Failure, then Seller shall pay Buyer $5,000,000 as liquidated damages, which remedy (together with the return to Buyer of the Deposit) shall be the sole and exclusive remedy available to Buyer for the termination of this Agreement for Seller’s Failure after the Scheduled Closing Date, and (iv) this Agreement shall be null and void, and there shall be no other liability or obligations in connection with the transactions contemplated hereby on the part of either Party or their respective Affiliates officers, directors, managers, members, partners, employees or shareholders. Buyer and Seller acknowledge and agree that (i) Buyer’s actual damages upon the event of any such termination are difficult to ascertain with any certainty, (ii) the amounts set forth in this Section 12.02(d) are reasonable estimates of Buyer’s actual damages in the event of the applicable termination and (iii) such liquidated damages do not constitute a penalty. In the event that Buyer is entitled hereunder to the Deposit and liquidated damages in accordance with this Section 12.02(d), then Seller shall pay Buyer such amounts to which Buyer is so entitled pursuant to this Section 12.02(d) within five (5) days following the termination of this Agreement for which Buyer is entitled to such liquidated damages.

(e) If Seller terminates this Agreement pursuant to Section 12.01(b)(i), then (1) Seller shall retain the Deposit free and clear of all claims by Buyer with respect thereto as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for any termination for the reason set forth in Section 12.02(b)(i), and (2) this Agreement shall be null and void, and there shall be no other liability or obligations in connection with the transactions contemplated hereby on the part of either Party or their respective Affiliates, officers, directors, managers, members, partners, employees or shareholders. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty. In the event that Seller is entitled under this Section 12.02(e) to the Deposit, then Seller and Buyer shall executed and deliver joint written instructions to the Escrow Agent to accomplish the foregoing.

(f) The term “Material Seller Breach” shall mean any breach by Seller of any of its obligations, covenants and/or agreements hereunder or the failure any of the representations and warranties of Seller herein contained to be true and correct, which breach and/or failure, individually or in the aggregate, could reasonably be expected to cause a loss in value to the Assets or a liability or loss to Buyer or the Target Entities in an amount equal to or greater than $10,000,000; provided, however, that for purposes of the definition of Material Seller Breach, the representations and warranties of Seller herein contained shall be determined as if the representation and warranty contained in Section 6.01(1) that refers to the lack of the occurrence of a Seller Material Adverse Effect was not a part of or contained in this Agreement.

Section 12.03. Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

ARTICLE XIII

Assumption and Indemnification

Section 13.01. Buyer’s Obligations After Closing. Upon and after Closing, exclusive of the Retained Obligations and subject to Buyer’s remedies for a breach of any representation, warranty or covenant made by Seller herein, Buyer will cause the Target Entities to assume full responsibility and liability for and perform all the obligations, liabilities and duties with respect to, arising from, related to or attributable to the ownership and operation of the Assets, including, but not limited to, the Plugging and Abandonment Obligations and the Environmental Obligations (collectively, the “Assumed Obligations”). Without limiting the generality of the foregoing, the Assumed Obligations shall also specifically include:

(a) responsibility for the performance of all express and implied obligations under the instruments described in Exhibit A, together with all other instruments in the chain of title to such Assets, the Leases, the Contracts, Surface Agreements, Permits and all other orders, contracts and agreements to which the Assets are subject and to which any of the Target Entities are a party, in each case to the extent attributable to the period after the Effective Time;

(b) responsibility for payment of all amounts held in suspense accounts by the Target Entities for which the Purchase Price was adjusted hereunder, without regard to whether such suspense amounts relate to periods before or after the Effective Time. Seller covenants and agrees to provide to Buyer in Schedule 6.01(r) attached hereto, the owner name, number and tax identification number (if known by Seller), the reason such amounts are in suspense, the amount of suspense funds for each such owner making up the total of such funds, and all other information with respect thereto required to be provided to the owner;

(c) responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Assets, and the procurement and maintenance of all permits, consents and authorizations of or required by Governmental Authorities in connection with the Assets, attributable to periods on and after the Effective Time;

(d) responsibility for all obligations with respect to Production Imbalances attributable to the Assets, whether attributable to periods before or after the Effective Time;

(e) responsibilities for all obligations contained in those certain letters, reports and plans identified on Schedule 13.01(e) attached hereto and made a part hereto, together with any other actions or obligations that the MMS may require and/or that may be required to satisfy such responsibilities (collectively “Plans”); and

(f) responsibility for any liabilities resulting from the MMS audit referenced on Schedule 6.01(r), but only to the extent that such liabilities relate to periods from and after the Effective Time.

Section 13.02. Seller’s Obligations After Closing. Upon and after Closing, Seller will retain responsibility for the following (the “Retained Obligations”):

(a) responsibility for the payment of all operating expenses and capital expenditures related to the Assets and attributable to the period prior to the Effective Time;

(b) responsibility for payment of all royalties, minimum royalties, overriding royalties, production payments, net profits obligations, rentals and shut-in payments to which the Assets are subject that are attributable to periods before the Effective Time;

(c) responsibility for proper accounting for and disbursement of production proceeds from the Assets attributable to periods before the Effective Time;

(d) responsibility for all liabilities not related to any Asset and all liabilities attributable to any Excluded Assets;

(e) responsibility for (i) any Claims by employees of any of the Target Entities prior to the Closing that relate to or arise out of their employment with any Target Entity, (ii) any Claim brought by any Governmental Authority against a Target Entity for employment-related matters (including, but not limited to, worker’s compensation matters or matters related to unemployment taxes), and (iii) any Claim related to any service relationship of the Target Entities prior to the Closing with any independent contractors;

(f) responsibility for the obligations respecting any Benefit Plan sponsored, maintained, contributed or participated in by any of the Target Entities prior to or as of the Closing Date (it being acknowledged that there shall be no Purchase Price Adjustments for any amounts payable for severance or with respect to any Benefit Plan);

(g) responsibility for the payment of any liabilities associated with any debt facility to which the Assets were subject prior to the Closing or any guaranty which any of the Target Entities were subject to prior to Closing and which were entered into in connection with any debt facility;

(h) responsibility for the suits and Claims set forth on Schedule 13.02(h) attached hereto and made a part hereof, together with all Claims arising in connection therewith (the “Retained Litigation”);

(i) responsibility with respect to costs and liabilities in connection with the any Futures/Swaps to which Seller or any of the Target Entities are or were a party at or prior to the Closing;

(j) responsibility with respect to any representation or warranty issued by any Target Entity in connection with the exercise by a third party of any preferential purchase right arising as a result of the transactions contemplated hereby or any other obligation of any Target Entity in connection with preferential purchase rights arising as a result of the transactions contemplated hereby;

(k) responsibility for the all Taxes incurred for which the Target Entities, Seller and Seller Affiliates are liable that are attributable to periods (or portions thereof) ending before the Effective Time, including any franchise tax, which shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax;

(l) responsibility for the abandonment/site clearance obligations set forth on Schedule 13.02(l);

(m) responsibility with respect to any liabilities of Marlin Offshore to the FCC in connection with the transfer of any FCC license from J.M. Huber Corporation to Marlin Offshore to the extent liabilities result from the failure of J.M. Huber Corporation and Marlin Offshore to obtain prior FCC approval for such transfer; and

(n) responsibility for any liabilities resulting from the MMS audit referenced on Schedule 6.01(r), but only to the extent that such liabilities relate to periods prior to the Effective Time.

Section 13.03. Plugging and Abandonment Obligations. Upon and after Closing but subject to Buyer’s remedies for a breach of Seller’s representation and warranty set forth in Section 6.01(y), Buyer shall cause the Target Entities to retain full responsibility and liability for their proportionate share of the following plugging and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time:

(i) the proper plugging, replugging and abandonment of all wells located on or unitized with the Assets, whether drilled, plugged and abandoned before or after the Effective Time;

(ii) the proper decommissioning, removal, abandonment, and disposal of all structures, pipelines, facilities, equipment, abandoned Assets, junk and other personal property located on or comprising any part of the Assets;

(iii) the proper capping and burying and removal of all associated flow lines located on or comprising any part of the Assets, in compliance with the terms of the Leases, Permits, Surface Leases, applicable laws, regulations, orders, contracts and/or Plans;

(iv) the proper restoration of the Assets, both surface and subsurface, to the condition they were in before commencement of operations on the Leases, in compliance with the terms of the Leases, Permits, Surface Leases, applicable laws, regulations, orders, contracts and/or Plans;

(v) any necessary clean-up or disposal of any part of the Assets contaminated by NORM;

(vi) all obligations arising from the Assets, the Plans, contractual requirements and demands made by Governmental Authorities or parties claiming a vested interest in any part of the Assets; and

(vii) obtaining and maintaining all bonds and securities, including supplemental or additional bonds or other securities, that may be required by a Lease, Permit, Surface Lease, contract or by Governmental Authorities.

Section 13.04. Environmental Obligations. If Closing occurs but subject to Buyer’s remedies for a breach of Seller’s representation and warranty set forth in Section 6.01(m), Buyer shall cause the Target Entities to retain full responsibility and liability for the following occurrences, events, conditions and activities on, or related or attributable to the ownership or operation of the Assets (the “Environmental Obligations”) regardless of whether arising from the ownership or operation of the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller (INCLUDING THOSE ARISING FROM SELLER’S SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT) or the condition of the Assets when acquired:

(a) environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM or any other substance, and other violation of Environmental Laws;

(b) underground injection activities and waste disposal;

(c) clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or storage tanks;

(d) failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

(e) disposal on the Assets of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership, development, operation or abandonment of any part of the Assets; and

(f) non-compliance with environmental or land use rules, regulations, demands or orders of appropriate Governmental Authorities.

Section 13.05. Definition of Claims and Affiliates.

(a) The term “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses (including costs and expenses of operating the Assets) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, or contingent), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (i) breach of contract, (ii) loss or damage to property, injury to or death of persons, and other tortuous injury and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity.

(b) The term “Affiliate” means, with respect to any specified person or entity, any person or entity that directly or indirectly controls, is controlled by or is under common control with such specified person or entity. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management of such person or entity, whether through the ownership of voting securities or by contract or agency or otherwise. For purposes of this Agreement and notwithstanding anything herein to the contrary, prior to Closing, the Target Entities shall be considered Affiliates of Seller, and from and after Closing, the Target Entities shall be considered Affiliates of Buyer and not of Seller.

Section 13.06. Application of Indemnities. All indemnities set forth in this Agreement shall extend to, and the indemnified parties hereunder shall include, the officers, directors, managers, shareholders, officers, members, partners, employees and Affiliates of the indemnified party. The indemnities set forth in this Agreement do not extend to any part of an indemnified Claim that is the result of the gross negligence, willful misconduct or fraud of the indemnified party.

(a) UNLESS THIS AGREEMENT EXPRESSLY PROVIDES TO THE CONTRARY, THE INDEMNITY, RELEASE, WAIVER AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT (INCLUDING THOSE SET FORTH IN SECTION 8.02 AND THIS ARTICLE XIII) APPLY, REGARDLESS OF WHETHER THE INDEMNIFIED PARTY (OR ITS OFFICERS, DIRECTORS, MANAGERS, SHAREHOLDERS, MEMBERS, PARTNERS, AFFILIATES, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS OR ASSIGNS) CAUSES, IN WHOLE OR PART, AN INDEMNIFIED CLAIM, INCLUDING INDEMNIFIED CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF OR IN CONNECTION WITH THE CONDITION OF THE ASSETS OR THE INDEMNIFIED PARTY’S (OR ITS OFFICERS’, DIRECTORS’, MEMBERS’, PARTNERS’, SHAREHOLDERS’, MANAGERS’, AFFILIATES’, EMPLOYEES’, AGENTS’, REPRESENTATIVES’, CONTRACTORS’, SUCCESSORS’ OR ASSIGNS’) SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

(b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY (INCLUDING, WITHOUT LIMITATION, THE DEFINITION OF “CLAIMS”) NEITHER BUYER NOR SELLER (NOR THEIR RESPECTIVE AFFILIATES, DIRECTORS, MEMBERS, MANAGERS, SHAREHOLDERS, PARTNERS, OFFICERS, EMPLOYEES OR AGENTS) SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY, AND EACH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS RESPECTIVE AFFILIATES, DIRECTORS, MANAGERS, SHAREHOLDERS, MEMBERS, PARTNERS, OFFICERS, EMPLOYEES AND AGENTS) RELEASES THE OTHER PARTY FROM AND WAIVES, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY. EACH

OF BUYER AND SELLER WAIVE, AND RELEASE EACH OTHER (ON ITS OWN BEHALF AND ON BEHALF OF ITS RESPECTIVE AFFILIATES, DIRECTORS, SHAREHOLDERS, MANAGERS, MEMBERS, PARTNERS, OFFICERS, EMPLOYEES AND AGENTS) FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES AN INDEMNIFIED PARTY AN INDEMNITY UNDER THIS AGREEMENT SHALL NOT BE WAIVED. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT IS CONSPICUOUS.

(c) The indemnities of the indemnifying Party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, and for which the indemnified party is reimbursed by any third party. The indemnifying Party will pay all costs incurred by the indemnified party in obtaining reimbursement from third parties. Any matter for which Buyer or Seller is indemnified under this Agreement will not be taken into account as a Purchase Price Adjustment pursuant to Article XI.

(d) To the extent the restrictions on indemnities set forth in La. Rev. Stat. Ann §9:2780, as amended from time to time, may be deemed applicable to this Agreement, then the indemnities for death or bodily injury do not apply in the event there is negligence or fault (strict liability) on the part of Seller.

If it is judicially determined that any provision of this indemnity is found to be in violation of state or federal law, such that the violation would render the entire Agreement void and unenforceable, said provision shall be amended automatically to comply with said law. In the event that such provision cannot be amended to comply with said law, the provision shall be disregarded, and the validity and enforceability of the remaining provisions shall not be affected.

Section 13.07. Buyer’s Indemnity. Subject to Section 13.10, Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims caused by, resulting from or incidental to (a) the Assumed Obligations, subject to Seller’s indemnities herein, and (b) (i) any inaccuracy of any representation or warranty of Buyer set forth in this Agreement and (ii) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Buyer hereunder.

Section 13.08. Seller’s Indemnity. Subject to Sections 13.10 and 13.11, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims caused by, resulting from or incidental to (a) the Retained Obligations, and (b) (i) any inaccuracy of any representation or warranty of Seller set forth in this Agreement, except for those which are waived by or deemed waived by Buyer pursuant to the terms of this Agreement and (ii) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Seller hereunder.

Section 13.09. Notices and Defense of Indemnified Claims. Each Party shall promptly notify the other Party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement; provided that the failure to do so shall not relieve the indemnifying Party of its obligations under this Article XIII, except to the extent (and then only to the extent) that the defense of such claim or demand is materially prejudiced thereby. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right, at its own expense, to participate in, but not control (including employing its own counsel), any defense or settlement of any Claim controlled by the indemnifying Party. An indemnifying Party shall not, without the written consent of the indemnified Party, (a) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the indemnified Party from all liability in respect of such Claim or (b) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the indemnified Party (other than as a result of money damages paid by the indemnifying Party).

Section 13.10. Indemnity Limits. In no event shall either Party be required to indemnify the other Party for any Claim hereunder unless the indemnifying Party receives written notice of the Claim as provided in Section 13.11. The indemnifying Party shall have no liability hereunder with respect to any Claims until the aggregate liability incurred by the indemnified Party for all otherwise indemnified Claims exceeds $500,000 (the “Deductible”) and, thereafter, the indemnifying Party shall be liable hereunder for only those indemnified Claims exceeding the Deductible; provided, that, after the Deductible has been satisfied, the indemnifying Party shall have no liability hereunder with respect to any individual Claim in an amount less than $25,000; and provided further that the foregoing limitations in this sentence shall not apply to any Claims caused by, resulting from or incidental to (a) the Retained Obligations, (b) a breach by a Party of its obligations under Sections 11.05, 11.10(b) or 11.10(c), or (c) any breach of any representation relating to Taxes; and provided further that in calculating the Deductible and the Threshold with respect to any indemnified Claims under Section 13.08(b)(i), all materiality qualifiers (including a Seller Material Adverse Effect) in any Party’s representations and warranties (except for Seller’s representations and warranties under Section 6.01(o)) shall be disregarded. Notwithstanding anything herein to the contrary, the indemnifying Party’s aggregate liability hereunder shall not exceed, and shall be limited to, one hundred percent (100%) of the Purchase Price to Seller (as adjusted hereunder); provided that the foregoing limitations in this sentence shall not apply to any Claims caused by, resulting from or incidental to the Retained Obligations. In addition to the foregoing, the amount of damages for which indemnification is provided under this Article XIII shall be net of any amounts actually recovered by the indemnified Party from third parties other than another indemnified Party (including, without limitation, amounts actually recovered under insurance policies) with respect to the damages. An indemnifying Party shall be subrogated to the rights of an indemnified Party upon the Indemnified Party’s payment in full of the amount of the relevant loss. An insurer who is otherwise obligated to pay a Claim is not relieved of the responsibility with respect to the claim and has no subrogation rights with respect to the claim, in either instance, solely by virtue of the indemnification provisions of this Article XIII. In addition to the foregoing, the amount of damages for which indemnification is provided under this Article XIII shall be net of any amounts of any tax benefit received by the indemnified Party.

Section 13.11. Survival. The representations, warranties, covenants, indemnities and agreements of the Parties set forth herein shall survive the Closing, and the consummation of the transactions contemplated hereby; provided that the representations and warranties, and the covenants and agreements to be performed prior to Closing, (in each case) of Seller shall survive only for a period of one (1) year after the Closing. Notwithstanding anything to the contrary, Buyer shall not be entitled to make, and hereby waives the right to assert, any Claim against Seller for a breach of the representations or warranties, or the covenants and agreements to be performed prior to Closing, (in each case) of Seller, unless Buyer seeks indemnification for such Claim by a written notice received by Seller on or before the date that is one (1) year from the Closing Date.

Section 13.12. Exclusive Remedy. If Closing occurs, except for the Parties’ rights and remedies under the Assignment, the Transition Services Agreement, the Limited Non-Competition Agreement, and the Insurance Assignment, the terms and provisions of this Article XIII and Section 4.07 and Section 8.02 shall be the sole and exclusive remedy of each of the Parties indemnified hereunder with respect to the representations, warranties, covenants and agreements of the Parties set forth in this Agreement and the other documents executed and delivered hereunder.

Section 13.13. Defenses and Counterclaims. Each Party that is required to assume any obligation or liability of the other Party pursuant to this Agreement or that is required to defend, indemnify or hold the other Party harmless hereunder shall, notwithstanding any other provision hereof to the contrary, be entitled to the use and benefit of all defenses (legal and equitable) and counterclaims of such other Party in defense of third party Claims arising out of any such assumption or indemnification.

Section 13.14. Seller Defense of Retained Litigation; Buyer Cooperation. Seller shall be obligated to defend the Target Entities, Buyer and (in each case) the parties related thereto set forth in Section 13.06, at its sole expense, in the Retained Litigation and shall not, without the written consent of Buyer, settle any Claim related to such Retained Litigation or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect Buyer, the Target Entities or the Assets. Buyer agrees to use reasonable efforts to cooperate and to cause the Target Entities to cooperate with Seller in connection with Seller’s defense of such Retained Litigation.

ARTICLE XIV

Disclaimers; Casualty Loss and Condemnation

Section 14.01. Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT

COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (c) THE CONDITION OF THE FACILITIES AND (d) THE COMPLIANCE WITH THE TERMS AND PROVISIONS OF ANY CONTRACT OR AGREEMENT, OR THE TERMS OR PROVISIONS OF ANY LEASE, SURFACE AGREEMENT, PERMIT, PLAN, INSURANCE POLICY OR CONTRACT, OR APPLICABLE LAW, RULE, REGULATION OR ORDER, EXCEPT (IN EACH CASE) AS IS EXPRESSLY PROVIDED IN ARTICLE VI AND SUBJECT (IN EACH CASE) TO THE LIMITATIONS SET FORTH IN SECTION 13.11. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE ASSETS, INCLUDING ALL PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS, SHALL BE ACCEPTED BY BUYER, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH ASSETS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 14.02. NORM. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER ASSETS. THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS, AND A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE ASSETS BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THE EQUIPMENT AND OTHER ASSETS.

Section 14.03. Casualty Loss; Condemnation.

(a) Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from and after the Effective Time, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells, and the depreciation and/or deterioration of personal property.

(b) Subject to the right of either Party to terminate this Agreement pursuant to Section 12.01(g), if after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty (a “Casualty Loss”) or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such damage, destruction, taking or proceeding, or the threat thereof, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such damage, destruction or taking and without any reduction of the Purchase Price.

(c) Notwithstanding Section 14.03(a), in the event of any loss described in Section 14.03(b), at the Closing Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the damage, destruction or taking of such Assets after the Effective Time (up to the Allocated Value thereof) and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such damage, destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary in this Section 14.03, Seller shall be obligated to cause the Target Entities to carry or maintain any insurance coverage with respect to all of the Assets pursuant to a reasonable operator standard and as required under any applicable operating agreements affecting such Assets.

ARTICLE XV

Miscellaneous

Section 15.01. Names. As soon as reasonably possible after the Closing, (a) but in no event later than ten (10) days after such Closing, Buyer shall change the name of the Target Entities with each of the Delaware Secretary of State, the Texas Secretary of State and the Louisiana Secretary of State to remove the names of Seller and its Affiliates, including “Marlin” or “Marlin Energy” therein, and (b) but in no event later than ninety (90) days after such Closing (which period may be extended as reasonably necessary if Buyer is taking all action necessary to comply with its obligations under (b) hereof but a delay on the part of any Governmental Authority is preventing the satisfaction of any such obligation), Buyer shall remove the names of Seller and its Affiliates, including “Marlin” or “Marlin Energy” and all variations thereof, from the Assets. As soon as reasonably possible after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the forgoing and to place the title or other indicia of ownership of the Assets in a name other than any name of Seller or any of its Affiliates, or any variations thereof.

Section 15.02. Expenses. Buyer shall be liable for all sales, use, documentary, recording, stamp, transfer or similar taxes, assessments or fees arising from the transactions contemplated by this Agreement. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for any such expenses from the other Party.

Section 15.03. Document Retention. As used in this Section 15.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including land, title and division order files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of any of the Documents at its expense. For avoidance of doubt, Seller shall have the right to retain a copy of any and all Documents delivered to Buyer pursuant to this Agreement.

Section 15.04. Entire Agreement. This Agreement, the documents to be executed and delivered hereunder, and the Exhibits, Schedules and Appendices attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof; provided, however, that if the Closing does not occur, this Agreement does not supersede that certain Confidentiality Agreement, dated December 9, 2005, by and between the Parties or that certain Memorandum of Understanding, dated effective January 1, 2006, between the Parties, which agreements shall survive the termination of this Agreement. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by each of the Parties and specifically referencing this Agreement.

Section 15.05. Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.06. Publicity. Seller and Buyer shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, neither Party shall issue any such publicity or other release without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld).

Section 15.07. Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 15.08. No Third Party Beneficiaries. Except as provided in Section 13.06, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

Section 15.09. Assignment.

(a) Subject to Section 2.04, neither Party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld) and any assignment made without such consent shall be void; provided, however, Buyer shall have the right to collaterally assign all but not less than all of its rights hereunder to any lender providing financing to Buyer or any Joining Affiliate in connection with the transactions contemplated hereby. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

(b) Buyer shall have the right to cause any of its Affiliates who shall have provided all or any part of the Deposit (each, a “Joining Affiliate”) to be joined to this Agreement pursuant to a joinder and amendment agreement (in form and substance reasonably satisfactory to each of Seller and Buyer) in order to provide that any payments to be made by the Seller hereunder (including without limitation any portion of the Deposit to be returned and any liquidated damages to be paid by Seller) shall be paid directly to such Joining Affiliate.

Section 15.10. Governing Law; Disputes; Venue.

(a) This Agreement, the other documents delivered pursuant hereto, and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction; provided, that, if the application of the laws of a state other than Texas is mandatory as they relate to interests in real property or immovable property, such laws shall be applied, but only to the minimum extent so required.

(b) If a dispute arises out of or in connection with the Agreement (other than a dispute covered by Section 4.08 above, and the dispute cannot be settled through negotiation, the Parties agree that prior to and as condition precedent to, the commencement of litigation, the Parties will first try in good faith to settle the dispute by mediation using the Commercial Mediation Rules of the AAA. Any such mediation shall be conducted in Lafayette, Louisiana.

(c) Solely with respect to any matter arising out of or based upon this Agreement, each Party hereby: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect hereof, to the exclusive general jurisdiction of the courts of the State of Louisiana and Texas, the courts of the United States of America for the Eastern District of Louisiana and Southern District of Texas, and the appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in any inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form and mail), postage prepaid, to such party at its address set forth in Section 15.11 hereof; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

Section 15.11. Notices. Any notice, communication, request, instruction or other document required or permitted hereunder (including notices of Title Defects and Environmental Defects) shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective and deemed given only upon receipt.

Seller:	Marlin Energy, L.L.C. 3861 Ambassador Caffery Parkway Suite 600 Lafayette, Louisiana 70503 Attention: Randy E. Wheeler Fax No.: (337) 769-4342

Buyer:	Energy XXI Gulf Coast, Inc. 1021 Main (One City Centre), Suite 2626 Houston, Texas 77002 Attention: John D. Schiller Fax No. (713) 659-2101

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 15.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.13. Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply.

(a) A defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b) If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of the Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of the Assignment and other transaction documents actually executed by the parties, the provisions of the executed document shall take precedence.

(c) The Exhibits, Schedules and Appendices referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

(d) The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions.

(e) The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.

(f) The Article, Section, Exhibit and Schedules references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(g) The plural shall be deemed to include the singular, and vice versa.

(h) The term, “knowledge” as it applies to Seller (whether or not capitalized) means the actual knowledge of the managerial level personnel of Seller’s and the Target Entities’ financial, land, geosciences, engineering, environmental and operational departments, in connection to the Assets, as well as such knowledge as would such managerial level personnel know or reasonably be expected to know in the conduct of Seller’s and the Target Entities’ businesses in a prudent businesslike manner. Notwithstanding the foregoing, Buyer acknowledges that the Target Entities acquired some of the Assets from third parties with some of the Wells having been drilled by such third parties and that Seller acquired Marlin Offshore from a third party, that in connection with such activities Seller and/or the Target Entities conducted such due diligence as at the time they considered reasonable and customary for properties of such nature, and that no current inquiries or investigations of such third parties have been made by, nor are any required of, any of Seller’s or the Target Entities’ personnel in connection with any representation, warranty, covenant or other obligation set out herein that is limited by a knowledge qualifier.

Section 15.14. Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 15.15. Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

[signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER		BUYER

MARLIN ENERGY, L.L.C.		ENERGY XXI GULF COAST, INC.

By:	/s/ Randy E. Wheeler	By:	/s/ John D. Schiller
	Randy E. Wheeler	Name:	John D. Schiller, Jr
	Vice President, Land	Title:	Chairman , CEO